Exhibit 10.4.6

Execution Version

LICENSE AGREEMENT

BY AND BETWEEN

Merus N.V.

AND

Partner Therapeutics, Inc.

Table of Contents

Page

-i-

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

LICENSE AGREEMENT

This License Agreement (“License Agreement”) is dated as of November __, 2024 (the “Effective Date”) by and between:

Merus N.V., a corporation organized under the laws of the Netherlands having a place of business at Uppsalalaan 17, 3584 CT Utrecht, The Netherlands (“Merus”), and

Partner Therapeutics, Inc., a corporation organized under the laws of Delaware having a place of business at 19 Muzzey St, Lexington, MA 02421 (“Company”).

Merus and Company may be referred to herein as a “Party” or, collectively, as “Parties”.

RECITALS

Whereas, Merus is a biotechnology company engaged in the research and development of multi-specific antibody therapeutics in immuno-oncology, and Merus has certain propriety intellectual property related to a certain bi-specific antibody known as zenocutuzumab;

WHEREAS, Company is engaged in the research, development, manufacturing and commercialization of pharmaceutical products;

Whereas, Company desires to obtain certain rights from Merus and Merus wishes to grant those rights to Company, to develop, manufacture and commercialize zenocutuzumab for the treatment of NRG1 fusion positive cancer under the trademark Bizengri® in the United States.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties agree as follows:

Article 1

DEFINITIONS

In this License Agreement the following terms, when capitalized, shall have the following meanings:

1.1 “Accounting Standards” means U.S. generally accepted accounting principles, or International Financial Reporting Standards (IFRS), or successor standards thereto, in each case consistently applied throughout the organization of a particular Party and its Affiliates for accounting and financial reporting purposes.

1.2 “Acquirer” means, collectively, with respect to the acquisition of Merus by a Third Party, a Third Party referenced in the definition of Change of Control and such Third Party’s Affiliates (determined as of immediately prior to the closing of such Change of Control).

1.3 “Affiliate” means with respect to either Party, any Person controlling, controlled by or under common control with such Party, for so long as such control exists. For purposes of this Section 1.3 only, “control” shall mean (a) direct or indirect ownership of fifty percent (50%) or more (or, if less than fifty percent (50%), the maximum ownership interest permitted by Applicable Law) of the stock or shares

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

having the right to vote for the election of directors of such corporate entity or (b) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.4 “Applicable Law” means any applicable supranational, federal, state, local or foreign law, statute, ordinance or principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency guidelines or other requirement, license or permit of any Governmental Body, which may be in effect from time to time, including, as applicable, Anti-Corruption Laws and Healthcare Laws.

1.5 “Assigned Agreements” means those agreements that are set forth in Schedule 1.5, and to which Merus is a party specifically relating to [*], in each case that will be assigned to Company as further described in Section 4.4.

1.6 “Biosimilar Product” means, with respect to a particular Licensed Product in the Territory, a biologic product of a Third Party that is not a Sublicensee of Company or its Affiliates and did not purchase or acquire such product or its active ingredient in a chain of distribution that included Company or any of its Affiliates or any of their distributors or Sublicensees, (a) the approval or marketing authorization for which relies in whole or in part on a prior BLA granted to such Licensed Product, or (b) a product that is determined by the applicable Regulatory Authority to be interchangeable with such Licensed Product, where such Licensed Product is the “reference medicinal product,” “reference listed product”, as set forth at 42 U.S.C. § 262(k)(4) or successor law, or other analogous Applicable Laws in the Territory.

1.7 “BLA” means a Biologics License Application filed pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 601, or as such requirements may be amended, or supplanted, at any time, and other equivalent applications in any other country or regulatory jurisdiction.

1.8 “Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in Utrecht, Netherlands or Boston, Massachusetts, or New York, New York, United States of America are permitted or required to be closed.

1.9 “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end on the date of expiration or termination of this License Agreement.

1.10 “Calendar Year” means the period beginning on January 1 and ending on December 31 of the same year, provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this License Agreement terminates or expires and end on the date of termination or expiration of this License Agreement.

1.11 [*]

1.12 “Change of Control” means, with respect to a Party: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of such Party’s assets; or (b) a merger or consolidation in which such Party is not the surviving corporation or in which, if such Party is the surviving corporation, the beneficial owners of such Party immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

the surviving entity’s outstanding stock and other securities or the power to elect a majority of the members of such Person’s Party’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for such Party’s stock or the issuance, sale or exchange of stock of such Party) if the beneficial owners of such Party immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own, directly or indirectly through one or more intermediaries, stock or other securities that possess a majority of the voting power of all of such Party’s outstanding stock and other securities or the power to elect a majority of the members of such Party’s board of directors. A transaction will not be a Change of Control if its purpose is to: (i) change the jurisdiction of a Party’s incorporation; (ii) create a holding company that will be owned in substantially the same proportions by the persons who hold a Party’s securities immediately before such transaction; (iii) obtain funding for a Party in a bona fide financing that is approved by such Party’s board of directors; or (iv) effect a public offering of a Party’s securities.

1.13 “Change of Control Group” means with respect to a Party, the person or entity, or group of persons or entities, that is the Acquirer of, or a successor to, a Party in connection with a Change of Control, together with affiliates of such persons or entities that are not such Party or Affiliates of such Party immediately prior to the completion of such Change of Control of such Party.

1.14 “Clinical Trial” means a type of research that studies new tests and treatments and evaluates their effects on human health outcomes that has been approved by a Regulatory Authority and Institutional Review Board or Ethics Committee. Clinical Trials shall include Phase I trials, Phase II trials and Phase III trials, or a clinical trial incorporating more than one of these phases (such as Phase I/II Trials, etc.), or a non-interventional or post-marketing clinical trial (such as Phase IV trial).

1.15 “CMC” means chemistry, manufacturing and controls.

1.16 “CMO” means a Third Party contract manufacturing organization.

1.17 “Combination Licensed Product” means a Licensed Product that: (a) is a [*] in addition to a Licensed Compound; or (b) is [*] containing such [*] for a single price (such [*]).

1.18 “Commercialization” or “Commercialize” mean any and all activities undertaken before or after Regulatory Approval for a particular Licensed Product and directed to the commercial exploitation of the Licensed Product, including the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Licensed Product, and interacting with Regulatory Authorities regarding the foregoing.

1.19 “Commercially Reasonable Efforts” means: (a) with respect to the efforts to be expended by any Party with respect to any obligation, such reasonable, diligent, and good faith efforts as a prudent party would normally use to accomplish a similar objective under similar circumstances; and (b) with respect to any obligation relating to Development or Commercialization of a Licensed Product by Company, the application by Company (directly or through one or more Affiliates or Sublicensees), according [*] biopharmaceutical product at a similar stage in its product life as a Licensed Product and having [*] in the therapeutic area, safety and efficacy of the Licensed Product, the [*].

1.20 “Company IP” means all Patent Rights and Know-How (including any Company Foreground IP and Joint Foreground IP) that is Controlled by Company or any of its Affiliates as of the Effective Date or at any time thereafter during the Term, is necessary or actually used for the Development, manufacture or Commercialization of the Licensed Compound or Licensed Product in the Field (whether in or outside the Territory), including any technology that is not disclosed in any published patent application.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

1.21 “Confidential Information” of a Party means information relating to the business, operations or products of such Party or any of its Affiliates, including any Know-How that is disclosed by or on behalf of a Party (“Disclosing Party”) to the other Party (“Receiving Party”) or one of its Affiliates or its or their employees, agents, consultants, or contractors (“Representatives”) or, in case of Company, Sublicensees, under this License Agreement, or otherwise becomes known to the other Party or one of its Affiliates or its or their Representatives or, in case of Company, Sublicensees, by virtue of this License Agreement. For the avoidance of doubt, Confidential Information includes information provided by or on behalf of one Party to the other Party prior to the Effective Date and falling into the definition of “Confidential Information” under the Mutual Confidentiality and Non-Disclosure Agreement between the Parties [*] (the “Prior CDA”).

1.22 “Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) Materials, that the Party or any of its Affiliates owns or has a license or sublicense to such right, item, or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such right, item or material as provided for in this License Agreement without violating the terms of any agreement or other arrangement with, or requiring any payment to any Third Party, in particular such Third Party that has assigned or licensed such Patent Rights, Know-How or Material to such Party (or any Affiliate of such Party), but excluding, in the case of Merus: any Patent Rights, Know-How or Materials that (i) are owned or in-licensed by any member of the Change of Control Group prior to the effective date of a Change of Control of Merus or (ii) is developed or conceived by any member of such Change of Control Group after the effective date of a Change of Control of Merus without using or incorporating Licensed Know-How.

1.23 “Cover”, “Covering” or “Covered” means, with respect to a Licensed Product, that the making, administering, diagnosing administration, using, selling, offering for sale, importing or exporting of such Licensed Product would, but for the rights granted in this License Agreement under the Licensed Patents, infringe a Valid Claim of the Licensed Patents in the country in which the activity occurs.

1.24 “Development” or “Develop” means, with respect to either a Licensed Compound or Licensed Product, the performance of all pre-clinical and clinical development, including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis, Clinical Trials, manufacturing and regulatory activities that are required to obtain Regulatory Approval of Licensed Product in the Territory under this License Agreement, and interacting with Regulatory Authorities regarding the foregoing.

1.25 “Diagnostic Product” means with respect to the Licensed Compound or Licensed Product, any companion diagnostic test (e.g., any in vitro diagnostic product (as defined in 21 CFR § 809.3(a) or under comparable regulation in jurisdictions outside the United States)), including any diagnostic test that identifies patients who may or may not be suitable for treatment with such Licensed Compound or Licensed Product in the Field, including any such product developed under the CDx Collaboration Agreement.

1.26 “Dollars” or “$” means U.S. dollars, the lawful currency of the United States.

1.27 “Existing Third Party Agreement” means any written agreements pursuant to which Merus or any of its [*] forth a list of all Existing Third Party Agreements.

1.28 “Exploit” means to research, Develop, manufacture, have manufactured, import, export, use, have used, register, obtain Regulatory Approval for, sell, offer for sale, distribute, promote, market, have sold and otherwise Commercialize. “Exploitation” has a correlative meaning.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

1.29 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.30 “Field” means the treatment of the neuregulin 1 gene (NRG1) fusion-positive cancers.

1.31 “First Commercial Sale” means the first commercial transfer or disposition for value of a Licensed Product to a Third Party by Company, or any of its Affiliates or Sublicensees provided, however, that any transfer of a Licensed Product for use in:

(a) a Clinical Trial (excluding phase 4 studies) of a Licensed Compound and/or the Licensed Product, any non-registrational studies, charitable, research and development, or humanitarian purposes without consideration; or

(b) any similar instance where a Licensed Product is supplied at or below a Party’s cost of goods.

shall not, in each case of (a) or (b), constitute a First Commercial Sale.

1.32 “FTE” means the equivalent of a full-time individual’s work for a twelve (12)-month period (consisting of a total of [*] hours per year of dedicated effort). Any person who devotes less than [*] hours per year on the applicable activities shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such person on such activities, divided by [*].

1.33 “FTE Rate” means [*] per FTE per year subject to annual adjustment by the rate of the Employment Cost Index for total compensation for the “management, professional and related” occupational group, as published by the [*]. The FTE Rate includes all wages and salaries, employee benefits, bonus, travel and entertainment, and other direct expenses expended in connection with an FTE’s performance of activities under this Agreement and excludes indirect allocations, including all general and administrative expenses, human resources, finance, occupancy and depreciation expended in connection with such FTE’s performance of activities under this Agreement.

1.34 “Governmental Body” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.35 “Healthcare Laws” means any laws and implementing rules, regulations and guidance documents applicable to the Licensed Product, including but not limited to: (a) the U.S. Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), the Prescription Drug Marketing Act of 1987 (21 U.S.C. §§ 331, 333, 353, 381), the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335(a) et seq.), the U.S. Patent Act (35 U.S.C. § 1 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et. seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the federal Civil Money Penalty law (42 U.S.C. § 1320a-7a), Exclusion law (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (42 U.S.C. §1320d et seq., 42 U.S.C. § 300jj et seq.; 42 U.S.C. § 17901 et seq.), the Drug Supply Chain Security Act, the laws governing

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

the Medicare Program (Title XVIII of the Social Security Act) including Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Medicaid Program (Title XIX of the Social Security Act) including the collection and reporting requirements and the processing of any applicable rebate, chargeback or adjustment thereunder and under any state supplemental rebate program and the 340B drug pricing program (42 U.S.C. § 256b), the Public Health Service Act (42 U.S.C. § 256b), and the Federal Supply Schedule (38 U.S.C. § 8126); (b) any state laws analogous to any of the foregoing; and (c) any implementing rules, regulations, and guidance documents under any of the laws described in the preceding clauses (a) and (b); in each case (clauses (a) through (c)), to the extent applicable to the Licensed Product.

1.36 “ICC” means the International Chamber of Commerce.

1.37 “IND” means an investigational new drug application filed with the FDA, and any equivalent application or filing with any Regulatory Authority outside the United States for approval to commence Clinical Trials in such country or regulatory jurisdiction.

1.38 “Indication” means a generally acknowledged disease or condition, a stage of a disease or condition, a line of therapy of a disease or condition or symptoms, a significant manifestation of a disease or condition, or symptoms associated with a disease or condition or a risk for a disease or condition for which a BLA may be obtained.

1.39 “Invention” means any process, method, composition of matter, article of manufacture, discovery or finding, or other Know-How, patentable or otherwise, that is invented, discovered or generated (a) solely by or on behalf of either Party, its Affiliates or its or its Affiliates’ employees, agents or independent contractors or (b) jointly by or on behalf of both Parties, their Affiliates or their and their Affiliates’ employees, agents or independent contractors, in each case, during the Term in the performance of any activity contemplated by this Agreement or otherwise in the exercise of its (their) rights or carrying out its (their) obligations under this Agreement.

1.40 “Know-How” means any scientific or technical information, results and data of any type whatsoever, in any form whatsoever, whether or not patentable, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing, summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights protecting such Know-How, including copyright, database or design rights, except for Patent Rights.

1.41 “Knowledge” means that a Party knows. “Knowingly” means with Knowledge.

1.42 “Licensed Compound” means Merus’s proprietary Biclonics® bispecific antibody known as zenocutuzumab or MCLA-128, consisting of the molecular entity, primary amino acid sequence and structure as set forth on Schedule 1.42.

1.43 “Licensed IP” means Licensed Know-How and Licensed Patents.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

1.44 “Licensed Know-How” means all Know-How that is Controlled by Merus or any of its Affiliates as of the Effective Date that is specifically related to the Licensed Compound in the Field, and Merus Foreground Know-How and Joint Foreground Know-How.

1.45 “Licensed Patents” means all Patent Rights that are Controlled by Merus or any of its Affiliates as of the Effective Date that are specifically related to the Licensed Compound in the Field. Schedule 1.45 sets forth a complete list of Licensed Patents.

1.46 “Licensed Product” means any pharmaceutical product that contains or comprises a Licensed Compound, including [*] active ingredients.

1.47 “Licensed Product Trademark” means the Trademark Bizengri®, which is owned by Merus for use in connection with the Commercialization of the Licensed Products in the Territory, as set forth on Schedule 1.47.

1.48 “Manufacturing Cost” means the fully burdened manufacturing cost of producing or obtaining supply of the Licensed Product as determined in accordance with the applicable Accounting Standards, which cost shall include, labor and material costs, quality assurance and control expenses, including required stability monitoring, and allocable facilities costs; [*].

1.49 “Marketing Approval” means (a) in the Territory, approval of a BLA by the FDA, or (b) in any jurisdiction outside of the Territory, approval of an MAA by the governing Regulatory Authority in such jurisdiction.

1.50 “Materials” means compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material, including reference standards, master cell banks, working cell banks, drug substance samples, intermediates of drug substance samples, drug product samples, intermediates of drug product samples and Licensed Compound inventory.

1.51 “Merus Out-License” means any agreement, whether in effect on the Effective Date or entered into thereafter during the Term, pursuant to which Merus or any of its Affiliates has granted or grants to any Third Party any license (or sublicense) of the Licensed IP with respect to the Licensed Compound or Licensed Products outside the Field or outside the Territory.

1.52 “Named Patient Program” means a program established to provide a specific named patient with the Licensed Product in the Field prior to Regulatory Approval of such Licensed Product in such country outside the Territory, under strict conditions, including serious or life-threatening disease, no satisfactory alternative treatment options, written request from the patient’s treating physician, compliance with all Applicable Laws and ethical guidelines.

1.53 “Net Sales” means, with respect to any Licensed Product, the gross amount invoiced by or on behalf of Company or any Company’s Affiliates or Sublicensees (each, a “Selling Party”), for a Licensed Product in the Field in the Territory and otherwise pursuant to a Named Patient Program permitted by and in accordance with Section 5.7.3, [*] allocated to such Licensed Product (if not previously deducted in calculating the amount invoiced), all in compliance with the Selling Party’s applicable Accounting Standards, consistently applied:

(a) normal and customary trade discounts, [*];

(b) allowances or credits actually granted upon [*];

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

(c) customs duties, sales, excise and use Taxes and any similar governmental charges (including value added tax) actually paid [*] (but excluding what is commonly known as income taxes);

(d) charges included [*] of such Licensed Product; and

(e) [*], or any Third Party [*];

provided that, in each case (clauses (a) through (f)), (i) each such deduction is calculated in a manner consistent with the Selling Party’s customary practice for pharmaceutical products and in accordance with the Accounting Standards, consistently applied by the Selling Party, (ii) each such deduction is directly allocable to Licensed Product, or apportioned on a good faith, fair and equitable basis to Licensed Product and other products of the Selling Party and its Affiliates such that Licensed Product does not bear a disproportionate portion of such deductions, and (iii) no particular amount identified above shall be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions).

Net Sales shall be calculated on an accrual basis, in a manner consistent with the Selling Party’s Accounting Standards, consistently applied. If any accrued amounts used in the calculation of Net Sales are estimates, such estimates shall be trued-up in accordance with Company’s internal accounting policies, consistently applied, and Net Sales and related payments under this License Agreement shall be reconciled as appropriate.

For clarification, sale or other disposition of Licensed Product by a Selling Party [*] is included in the computation of Net Sales. In the event of any sale or other disposition of Licensed Product for any consideration other than [*] then for purposes of calculating Net Sales under this License Agreement, such Licensed Product shall be deemed to have been sold [*] in the Territory during the applicable accounting period. Transfers or dispositions of Licensed Product [*], shall be disregarded in determining Net Sales.

If a Licensed Product under this License Agreement is sold in [*]. If the weighted average sale price of the Licensed Product can be determined but [*] in the same period of time and in the same country of sale as the Combination Licensed Product and [*]. In the event that the [*] of the Other Product [*] cannot be determined, Net Sales for purposes [*] in the same period of time and in the same country of sale as the [*]. In the event that the weighted average sale price of both the Licensed Product and the other compound(s) or ingredient(s) in the [*] shall be deemed to be equal to [*] of the Net Sales of [*].

1.54 “Out-of-Pocket Costs” means costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with the Accounting Standards consistently applied) by a Party (or its Affiliate) directly incurred under agreements for services or material provided by such Third Parties in the conduct of any applicable activities under this License Agreement.

1.55 “Patent Right” means (a) all national, regional and international patents and patent applications, including provisional patent applications and any and all rights to claim priority thereto; (b) all patent applications filed either from such patents, patent applications, or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents, and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications or other patents resulting from post-grant proceedings ((a), (b), and (c)); and (e) any similar patent rights, including so-called pipeline protection or any importation,

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

revalidation, confirmation, or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

1.56 “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.57 “Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority necessary for the Development, manufacture, use, storage, transport or Commercialization of a Licensed Product in a particular country or regulatory jurisdiction, including all Marketing Approvals.

1.58 “Regulatory Authority” means any applicable Governmental Body or other authority having the administrative authority to regulate the development or marketing of pharmaceutical or biologic products in any country or other jurisdiction, including the FDA, EMA, MHLW and any corresponding national or regional regulatory authorities.

1.59 “Regulatory Documentation” means all (a) applications (including all INDs), registrations, licenses, authorizations, and approvals (including MAAs and Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, and (c) clinical data and data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) to the extent relating to a Licensed Compound or Licensed Product.

1.60 “Specified Company Activities” means: (a) the conduct by or on behalf of Company of [*] for the Licensed Product in the Existing Target Indications in the Territory; and (b) other Development activities conducted by or on behalf of Company, including for clarity, [*] for the Licensed Product in the Existing Target Indications in the Territory; and (c) any activities related to the [*]. For clarity, the Specified Company Activities shall exclude any other activity not specifically set forth in the foregoing clauses (a), (b), or (c), and shall specifically exclude, without limitation, any [*] for any indication other than the Existing Target Indications.

1.61 “Specified Company Expenses” means the reasonable and documented internal costs (at the FTE Rate) and Out-of-Pocket Costs that are incurred by Company directly in the performance of the Specified Company Activities and are specifically identifiable or reasonably allocable to the Licensed Product in the Existing Target Indications[*].

1.62 “Sublicensee” means a Person other than an Affiliate of Company to which Company (or its Affiliate) has, pursuant to Section 2.2, granted sublicense rights under any of the license rights granted under Section 2.1.

1.63 “Target Indications” means (a) the treatment of the neuregulin 1 gene (NRG1) fusion-positive non-small cell lung cancer, (b) the treatment of the neuregulin 1 gene (NRG1) fusion-positive pancreatic cancer ((a) and (b) collectively, the “Existing Target Indications”), and (c) the treatment of any other tumor type or tissue agnostic treatment of neuregulin 1 gene (NRG1) fusion-positive cancer or tumor, irrespective of line of treatment.

1.64 “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.65 “Territory” means the United States of America, its territories and possessions.

1.66 “Third Party” means any party that is not a Party or an Affiliate of a Party or a Sublicensee.

1.67 “Third Party Action” means any Action made by a Third Party against either Party in the Field and in the Territory that claims that a Licensed Compound or a Licensed Product, or its or their Development, manufacture, use, storage, transportation, or Commercialization infringes or misappropriates such Third Party’s intellectual property rights.

1.68 “Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo, tagline, slogan, business symbol or domain names, whether or not registered, and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.

1.69 “Valid Claim” means (a) a claim of an issued and unexpired patent included within the Licensed Patents, which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction (which decision is not appealable or has not been appealed within the time allowed for appeal), and which claim has not been irrevocably or unappealably disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, supplemental examination or disclaimer or otherwise; or (b) a claim included in a patent application included within the Licensed Patents that has not been irretrievably cancelled, withdrawn, abandoned or finally rejected, without the opportunity for appeal.

1.70 Other Terms. The definition of each of the following terms is set forth in the Section or part of this License Agreement indicated below:

Term	Section
“Action”	7.3.2
“Alliance Manager”	3.1
“Anti-Corruption Laws”	9.4.2
“Claim”	10.1
“Commercialization Plan”	5.7.2
“Company”	Preamble
“Company Foreground IP”	7.1.3
“Company Indemnitees”	10.2
“Company Patents”	7.2.4
“Company Withholding Tax Action”	6.7.2
“Cure Period”	11.7.1
“Effective Date”	Preamble
“Embargoed Country”	9.4.3
“Exchange”	8.6.3
“Executive Officers”	3.2.6
“Existing Clinical Trial”	4.3.1
“Existing Inventory”	5.6.2

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Term	Section
“Existing Target Indications”	1.63
“Export Control”	9.4.3
“Financial Records”	6.6.1
“Indemnified Party”	10.3
“Indemnifying Party”	10.3
“Indirect Taxes”	6.7.3
“Joint Foreground IP”	7.1.3
“Joint Foreground Know-How”	7.1.3
“License Agreement”	Preamble
“Merus”	Preamble
“Merus Foreground IP”	7.1.3
“Merus Foreground Know-How”	7.1.3
“Merus Indemnitees”	10.1
“Party” and “Parties”	Preamble
“Pharmacovigilance Agreement”	5.5.4
“Product Infringement”	7.3.2
“Prohibited Party”	9.4.3
“Remedial Action”	5.5.5
“Representatives”	1.21
“Royalty Payment”	6.3.1
“Royalty Term”	6.3.2
“Technical Assistance”	4.1.2
“Technology and Knowledge Transfer”	4.1.1
“Term”	11.1
“Transition Period”	4.1.2

Article 2

LICENSES AND OTHER RIGHTS

2.1 Grant of License to Company.

2.1.1 Subject to the terms of this License Agreement, Merus, for itself and on behalf of its Affiliates, hereby grants to Company (a) an exclusive (even as to Merus and its Affiliates), sublicensable (in accordance with Section 2.3), royalty-bearing license under the Licensed IP to (i) Exploit the Licensed Compound and Licensed Products solely in the Field and in the Territory, and (ii) develop, manufacture and commercialize Diagnostic Products in the Field and in the Territory solely in connection with the Exploitation of the Licensed Compound and Licensed Products in the Field and in the Territory, and (b) a limited, non-exclusive, non-sublicensable, royalty-bearing license under the Licensed IP to Commercialize the Licensed Products in the Field and outside the Territory, solely in connection with a Named Patient Program established in accordance with Section 5.7.3 (and solely for the period set forth therein). For clarity, the foregoing license for the Named Patient Program includes the right for Company to supply Licensed Products outside the Territory, solely for the purposes of such Named Patient Program.

2.1.2 Subject to the terms of this License Agreement, Merus, for itself and on behalf of its Affiliates, hereby grants to Company a limited, royalty-free license, with the right to sublicense solely to permitted Sublicensees of the licenses granted in Section 2.1.1, to use the Licensed Product Trademark solely in connection with Commercialization of Licensed Product in the Territory in accordance with this License Agreement.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

2.2 Grant of License to Merus. Subject to the terms and conditions of this License Agreement, Company, for itself and on behalf of its Affiliates, hereby grants to Merus an exclusive (even as to Company and its Affiliates), fully paid, royalty-free, perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, under the Company IP to Exploit the Licensed Compound and Licensed Products (a) in the Field outside the Territory, or (b) outside the Field, whether in or outside the Territory.

2.3 Grant of Sublicense by Company.

2.3.1 Company shall have the right, in its sole discretion, to grant sublicenses, in whole or in part, under the license granted in Section 2.1.1 to (a) its Affiliates without Merus’ prior written consent (provided that any such sublicense will automatically terminate if such Person ceases to be an Affiliate of Company) and (b) a Third Party solely with Merus’ prior written consent; provided that the granting by Company of a sublicense shall not relieve Company of any of its obligations hereunder, including with respect to diligence obligations in connection with Development and Commercialization of Licensed Products, and in each case (a) and (b) subject to Merus’ rights under this Agreement, including pursuant to Section 11.7. Company shall not grant a sublicense to any Affiliate or Third Party or appoint any distributor that has been debarred or disqualified by any Governmental Body, is a Prohibited Party, or is subject to any proceedings, sanctions or fines under any Anti-Corruption Laws.

2.3.2 Any sublicense granted by Company to a Third Party (other than on behalf of Company or its Affiliate under a subcontract arrangement) shall be by written agreement consistent with the terms and conditions of this License Agreement, and each Sublicensee shall comply with the applicable terms of this License Agreement. Without limiting the foregoing, each sublicense shall contain at least the following terms and conditions: (a) requiring each such Sublicensee to protect and keep confidential any Confidential Information of the Parties in accordance with Article 8 of this License Agreement; (b) requiring each such Sublicensee to ensure Merus has full enjoyment of its retained rights under Section 2.4; (c) requiring each such Sublicensee to assign or license to Merus all Patent Rights or Know-How developed or used by such Sublicensee in connection with the practice of the sublicense so that Company can comply with its obligations to license the same to Merus in accordance with this License Agreement, and to grant a right of reference to all Regulatory Documentations and Regulatory Approvals owned or controlled by such Sublicensee so that Company can grant such right of reference to Merus under Section 4.2.3; (d) providing that Merus shall have the right to audit the books and records of each such Sublicensee in accordance with this License Agreement; (e) providing that Merus is an intended third party beneficiary; and (f) not imposing any obligation or liability on Merus.

2.3.3 Company shall provide a true and complete copy of each sublicense agreement to Merus within [*] after the grant of a sublicense, which [*] for Merus to confirm compliance with the terms of this License Agreement. Company shall remain directly responsible for all of its obligations under this License Agreement that have been delegated or sublicensed to any sublicensee. Any sublicensee conduct, act or omission that would have constituted a breach of this License Agreement shall be imputed to Company and deemed a breach of this License Agreement as if such conduct, act or omission had been directly attributable to Company. Company shall not grant a sublicense to any sublicensee that has been debarred or disqualified by a Regulatory Authority.

2.4 Retained Rights. Notwithstanding the exclusive license granted to Company in Section 2.1, Merus and its Affiliates shall retain the right to the Licensed IP to (a) perform Merus’ obligations under this License Agreement and Merus Out-Licenses (solely outside the Field), whether directly or through its Affiliates, licensees, sublicensees or contractors, and (b) Develop, manufacture, have manufactured and use the Licensed Compound and the Licensed Product in the Field in the Territory, solely for the purposes of obtaining Regulatory Approvals and/or Commercializing the Licensed Product (i) in the Field outside the

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Territory, or (ii) outside the Field, whether in or outside the Territory. For clarity, Merus retains the exclusive right to practice, license and otherwise exploit the Licensed IP outside the scope of the license granted to Company under Section 2.1.1.

2.5 Existing Third Party Agreements. Company acknowledges and agrees that (a) certain rights granted to Company under this License Agreement are Controlled by Merus pursuant to the Existing Third Party Agreements, (b) such rights are subject to the terms and conditions of the Existing Third Party Agreements and (c) Company agrees to comply with the terms and conditions of the Existing Third Party Agreements to the extent applicable to Company’s and its Affiliates’ and Sublicensees’ Exploitation of the Licensed Compound and Licensed Products hereunder.

2.6 [*]. Company shall not, and shall cause its Affiliates and Sublicensees not to, practice any Licensed IP outside the scope of the license granted by Merus to Company under Section 2.1. Merus shall not, and shall cause its Affiliates and (sub)licensees not to, practice any Company IP outside the scope of the license granted by Company to Merus under Section 2.2.

2.7 Exclusivity. During the Term, Company shall not, and shall cause its Affiliates and Sublicensees not to, directly or indirectly, itself or for or with any Third Party, Commercialize any antibody in the Field in the Territory, or that binds to, inhibits, or otherwise modulates HER2 and HER3 other than with respect to the Licensed Compound and Licensed Products as permitted under this Agreement.

Article 3

GOVERNANCE

3.1 Alliance Managers. Promptly after the Effective Date, each Party shall appoint a Person who possesses a general understanding of this License Agreement and of matters relating to development, regulatory and commercialization to act as its alliance manager (each, an “Alliance Manager”). The Alliance Managers will serve as the primary contact point between the Parties. Each Party may in its sole discretion replace its Alliance Manager at any time by notice in writing to the other Party. The Alliance Managers will facilitate the flow of information and otherwise promote communication, coordination, and collaboration between the Parties, provide a single point of communication for seeking consensus both internally within the respective Party’s organization and facilitate review of external corporate communications; and address cross-Party and/or cross-functional disputes in a timely manner.

3.2 Joint Steering Committee.

3.2.1 Formation. Within [*] after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”) to oversee the Development, manufacture and Commercialization of the Licensed Compound and Licensed Products in the Field in the Territory under this License Agreement. Each Party shall appoint [*] representatives to the JSC, each of whom shall be an officer or employee of the applicable Party having sufficient seniority within such Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its JSC representatives upon written notice to the other Party. Company shall appoint one of its JSC representatives to act as the chairperson of the JSC. The role of the chairperson shall be to convene and preside at meetings of the JSC and to ensure the preparation of minutes, but the chairperson shall have no additional powers or rights beyond those held by the other JSC representatives.

3.2.2 Role. The JSC shall:

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

(a) provide a forum for the discussion of the Parties’ activities under this License Agreement;

(b) review and discuss the overall strategy for the Development, manufacture and Commercialization of the Licensed Products in the Field in the Territory;

(c) coordinate and oversee the Technology and Knowledge Transfer, Regulatory Transfer and transfer of Existing Clinical Trials conducted pursuant to Article 4;

(d) review and discuss the Development Plan and amendments thereto;

(e) review and discuss the Commercialization Plan and amendments thereto; and

(f) perform such other functions as expressly set forth in this License Agreement or allocated to it by the Parties’ written agreement.

3.2.3 Limitation of Authority. The JSC shall only have the powers expressly assigned to it in this Article 3 and elsewhere in this License Agreement and shall not have the authority to: (a) modify or amend the terms and conditions of this License Agreement; (b) waive either Party’s compliance with the terms and conditions of this License Agreement; or (c) determine any such issue in a manner that would conflict with the express terms and conditions of this License Agreement.

3.2.4 Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every Calendar Quarter until the First Commercial Sale of the Licensed Product in the Territory. Thereafter, the JSC shall hold meeting no less frequently than once every [*]. Each Party may call additional ad hoc JSC meetings as the needs arise with reasonable advance notice to the other Party. Meetings of the JSC may be held in person, by audio or video teleconference. In-person JSC meetings shall be held at locations selected alternatively by the Parties. Each Party shall be responsible for all of its own expenses of participating in the JSC meetings. No action taken at any JSC meeting shall be effective unless at least one representative of each Party is participating in such JSC meeting.

3.2.5 Non-Member Attendance. Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the JSC meetings in a non‑voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide prior written notice to the other Party. Such Party shall also ensure that such Third Party is bound by confidentiality and non-use obligations consistent with and not less than the terms of this License Agreement.

3.2.6 Decision Making. All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives having one vote. If after reasonable discussion and good faith consideration of each Party’s view on a particular matter before the JSC, the JSC cannot reach a decision as to such matter within [*] after such matter was brought to the JSC for resolution, such matter shall be referred to the Chief Executive Officer of Merus and the Chief Executive Officer of Company (the “Executive Officers”) for resolution. The Executive Officers shall promptly meet and use good faith efforts to resolve such matter. If the Executive Officers cannot resolve such matter within [*] after such matter has been referred to them, [*], however, that:

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

(a) [*] consistent with the terms and conditions of this License Agreement, including its obligations to use Commercially Reasonable Efforts to Develop, manufacture and Commercialize the Licensed Product in the Field in the Territory; and

(b) with respect to any matter that, in Merus’ reasonable determination, [*], provided that Merus shall consider reasonably and in good faith all input received from Company regarding the potential impact on the Company’s efforts in the Territory [*].

3.3 Discontinuation of JSC. The activities to be performed by the JSC shall solely relate to governance under this License Agreement, and are not intended to be or involve the delivery of services. The JSC shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the JSC; (b) Merus providing written notice to Company of its intention to disband and no longer participate in the JSC or (c) expiration or termination of this Agreement. Once the Parties mutually agree or Merus has provided written notice to disband the JSC, the JSC shall have no further obligations under this License Agreement and, thereafter, the Alliance Managers shall be the contact persons for the exchange of information under this License Agreement and decisions of the JSC shall be decisions as between the Parties, subject to the same respective decision making rights and limitations set forth in Section 3.2.6 and other terms and conditions of this License Agreement.

Article 4

TECHNOLOGY TRANSFER AND REGULATORY TRANSFER

4.1 Technology and Knowledge Transfer and Technical Assistance.

4.1.1 Following the Effective Date, Merus shall transfer to Company all Licensed Know-How, including data, information and other know-how (including CMC and manufacturing-related Know-How, and such quantities of Materials including cell banks and work-in-progress) within Licensed Know-How that are in the possession and control of Merus (including its Affiliates and subcontractors) to the extent necessary or reasonably useful for the Development, manufacture and Commercialization of the Licensed Compound and Licensed Products in the Field and in the Territory (the “Technology and Knowledge Transfer”) provided Merus shall have the right to maintain custody of such Materials as necessary or reasonably useful for Development, manufacture and Commercialization of the Licensed Compound and Licensed Products outside the Field and in the Field, outside the Territory. Company shall reimburse Merus for all Out-of-Pocket Costs incurred by Merus in connection with the provision of the Technology and Knowledge Transfer.

4.1.2 In connection with Technology and Knowledge Transfer pursuant to Section 4.1.1, during a period commencing on [*] and ending on the later of [*] (the “Transition Period”), Merus will provide to Company reasonable technical support and assistance relating to (a) the manufacture, test, and release of the Licensed Products, (b) the use and practice of the Licensed Know-How in the Field, (c) reasonable technical support and consultation related to data, information, and Know-How transferred to Company, and (d) transfer of operations related to the Licensed Product (“Technical Assistance”) consisting of Merus, itself or through its Affiliates, providing Company with [*] FTEs to Company’s facility [*], and an additional up to [*] of Technical Assistance during the Transition Period, at no additional cost to Company (“Initial Merus Assistance Cap”). Any additional Technical Assistance that Merus agrees to provide at Company’s reasonable request in excess of such [*] will be provided by Merus or its Affiliates at the FTE Rate (provided that for clarity, such [*] is the maximum number of hours that Merus is obligated to provide to Company in the aggregate across all assistance requirements of Merus set forth in this Agreement (“Merus Assistance Cap”)), and Company shall reimburse Merus for all Out-of-Pocket Costs incurred by Merus in connection with the provision of the Technical Assistance. If applicable, Merus will

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

invoice Company for any Technical Assistance provided at the FTE Rate, and for reimbursement of the Out-of-Pocket Costs, and Company will pay all such invoiced amounts within [*] after receipt of such invoice.

4.2 Regulatory Transfer.

4.2.1 [*] Merus shall assign and transfer, and hereby assigns and transfers, to Company all of its right, title and interest in all Regulatory Documentations and Regulatory Approvals then Controlled by Merus and held in its name with respect to the Licensed Product to the extent that are necessary or reasonably useful for the Development, manufacture and Commercialization of the Licensed Product in the Field and in the Territory, [*] (the “Regulatory Transfer”). Merus shall use Commercially Reasonable Efforts to complete the Regulatory Transfer described above within [*] following the Effective Date, subject to the FDA’s approval of such Regulatory Transfer within such time period, and for which Company shall accept such Regulatory Transfer in writing. During the Transition Period and until such Regulatory Transfer becomes effective, Merus hereby grants to Company a right of reference to all such Regulatory Documentations and Regulatory Approvals to the extent necessary for Company to prepare, submit, obtain and maintain Regulatory Approvals for the Licensed Products or as otherwise necessary to exercise its rights or perform its obligations under this License Agreement or to comply with Applicable Law. In addition, during the Transition Period and until such Regulatory Transfer becomes effective, Merus will continue to make any required updates or submissions on behalf of Company, subject to the Initial Merus Assistance Cap for the first [*] and the Merus Assistance Cap for the Transition Period.

4.2.2 The Parties will do all things reasonably necessary to give effect to Section 4.2.1, including executing and delivering to the relevant Regulatory Authority any ancillary documents and commitments. If applicable, upon Company’s request, Merus will execute and deliver, or will cause to be executed and delivered, to Company such assignments, and other documents as may be reasonably necessary to effect the Regulatory Transfer, including submitting to the applicable Regulatory Authority in the Territory a letter or other necessary documentation notifying such Regulatory Authority of the transfer of ownership of such Regulatory Documentation and Company shall accept such transfer of ownership required to execute the Regulatory Transfer.

4.2.3 Company hereby grants to Merus a non-exclusive, sublicensable right of reference to all Regulatory Documentations and Regulatory Approvals with respect to the Licensed Product that are Controlled by Company or any of its Affiliates or Sublicensees to the extent necessary or reasonably useful in connection with any activities (including any clinical Development activities) conducted by or on behalf of Merus (or its Affiliates or (sub)licensees) in connection with the Development, manufacture and Commercialization of the Licensed Compound and Licensed Products (a) in the Field outside the Territory, and (b) outside the Field (whether in or outside the Territory).

4.3 Existing Clinical Trials.

4.3.1 Unless prohibited by Regulatory Authorities, as of the Effective Date, [*] and Company shall assume any and all liability and costs for such Existing Clinical Trials after the Effective Date, provided that, upon Company’s request, [*] by Merus in connection with the conduct of such Existing Clinical Trials during the Transition Period.

4.3.2 With respect to each Existing Clinical Trial for which the transfer contemplated under Section 4.3.1 [*] Merus shall in its discretion upon written notice to Company, either (a) if permitted by the applicable Regulatory Authorities and Applicable Law, [*], in each case Company shall reimburse Merus for all internal costs (at the FTE Rate) and Out-of-Pocket Costs incurred by Merus in connection with the [*] of such Existing Clinical Trial.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

4.4 Assignment of the Assigned Agreements. Following [*], Merus shall assign and transfer, to Company all of its and its Affiliates’ right, title and interest in and to all Assigned Agreements[*]. Each Party will promptly take such actions as may be reasonably necessary to effect such assignment in a manner consistent with this License Agreement, and any other document or instrument contemplated hereby or thereby. As between the Parties, Company shall be solely responsible for (a) all costs incurred by it in connection with such assignment and (b) all costs, obligations, claims or expenses accrued under each such Assigned Agreements after the Effective Date. With respect to other agreements between Merus and a service provider that is not an Assigned Agreement but is related to the Exploitation of the Licensed Products for Commercialization in the Field and in the Territory, [*] Commercially Reasonable Efforts to facilitate the entering into of an agreement between Company and the applicable service provider.

Article 5

DEVELOPMENT AND COMMERCIALIZATION

5.1 Development of the Licensed Product by Company. During the Term, following the completion of the Technology and Knowledge Transfer and Regulatory Transfer, Company shall have the exclusive right, and sole responsibility, to Develop the Licensed Compound and Licensed Products in the Field in the Territory, to develop and manufacture Diagnostic Products in connection therewith, to and to conduct itself (or through its Affiliates or Sublicensees), [*] reasonably necessary to support and maintain Regulatory Approval for the Licensed Products in the Field and in the Territory at its own cost and expense (except to the extent such costs are Specified Company Expenses, which shall be subject to Section 6.4).

5.2 Development Plan.

5.2.1 All Development of the Licensed Products and the development of the Diagnostic Products by or on behalf of Company (itself or through its Affiliates or Sublicensees) under this License Agreement shall be conducted pursuant to a comprehensive written plan that sets forth the timeline, budget and other details of all material Development activities (including all Clinical Trials) to be conducted by or on behalf of Company to obtain and maintain Regulatory Approval of the Licensed Product in the Field and in the Territory, including any post-marketing requirement or post-marketing commitment as a condition to obtaining or maintaining Regulatory Approval for the Licensed Product in the Target Indications in the Territory (the “Development Plan”).

5.2.2 As of the Effective Date, the Parties have agreed to the initial Development Plan, which is attached hereto in Schedule 5.2.2. From time to time, but at least once every [*], Company shall propose updates or amendments to the Development Plan in consultation with Merus and submit such proposed updated or amended plan to the JSC for review, discussion, and approval. Once approved by the JSC, the updated or amended Development Plan shall become effective.

5.2.3 During a period not to exceed [*], at Company’s request, Merus shall provide Company with reasonable assistance with respect to the conduct [*], subject to the Merus Assistance Cap set forth in Section 4.1.2. Company shall reimburse Merus for all internal costs (at the FTE Rate) and Out-of-Pocket Costs incurred by Merus in connection with the provision of such assistance.

5.3 Data Exchange and Use. In addition to its adverse event and safety data reporting obligations pursuant to Section 5.5.4, Company shall promptly provide Merus with copies of all data and results and all supporting documentation (e.g. protocols, CRFs, analysis plans) generated from its Development of the Licensed Product in the Field. If applicable, Merus shall promptly provide Company

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

with adverse event and safety data reporting generated from its Development of the Licensed Product (a) outside Territory, or (b) outside the Field (whether in or outside the Territory). Company shall have the right to use the data provided by Merus for the purpose of obtaining and maintaining Regulatory Approval for and Commercializing the Licensed Product in the Field in the Territory. Merus shall have the right to use the data provided by Company for the purpose of obtaining and maintaining Regulatory Approval for and Commercializing the Licensed Product (a) outside Territory, or (b) outside the Field (whether in or outside the Territory).

5.4 Development Records. Company shall maintain complete, current and accurate records of all Development work conducted by or on behalf of Company for the Licensed Products in the Field in the Territory, and all data and other information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Company shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws and national and international guidelines. Merus shall have the right to review and copy such records maintained by Company at reasonable times and to obtain access to the original to the extent necessary for regulatory and patent purposes or for other legal proceedings.

5.5 Regulatory Matters.

5.5.1 [*], Company shall be responsible for and shall own and maintain all Regulatory Documentations and Regulatory Approvals for a Licensed Compound or a Licensed Product in the Field in the Territory, including all INDs and BLAs, in Company’s own name. In addition, Company shall be solely responsible for all regulatory activities necessary for obtaining and maintaining Regulatory Approvals for the Licensed Product in the Field in the Territory, including all communications with Regulatory Authorities regarding a Licensed Compound and Licensed Products in the Field in the Territory. Without limiting the foregoing, Company shall be solely responsible for preparing, maintaining and renewing Regulatory Approval for the Licensed Product in the Target Indication in the Territory. Company shall perform all regulatory activities at Company’s sole cost and expense (except to the extent such costs are Specified Company Expenses, which shall be subject to Section 6.4) and in accordance with the regulatory strategy set forth in the Development Plan. For clarity, Company shall not seek Regulatory Approvals or submit any Regulatory Documentations for any Licensed Product outside the Territory or outside the Field (whether in or outside the Territory), and shall not communicate with any Regulatory Authority outside the Territory regarding the Licensed Product, expect to the extent required by Applicable Law.

5.5.2 Company shall provide Merus with drafts of all Regulatory Documentations relating to the Licensed Product at a reasonable time (no less than [*] in any event) prior to submission for review and comment, and shall consider in good faith any comments received from Merus. In addition, Company shall provide Merus with copies of any Regulatory Documentations relating to the Licensed Product submitted to or received from any Regulatory Authority in the Territory within [*] after submission or receipt, and shall notify Merus of any other material communication relating to the Licensed Product with any Regulatory Authority in the Territory within [*] after such communication. Notwithstanding the foregoing, with respect to any Regulatory Authority correspondence and Regulatory Documentation reasonably likely to affect the Development, manufacture or Commercialization of the Licensed Product in the Field outside the Territory, or outside the Field (whether in or outside the Territory), then the Parties shall mutually agree on the content of such correspondence and Regulatory Documentation prior to Company’s submission.

5.5.3 Company shall provide Merus with reasonable advance notice (no less than [*] in any event) of any meeting or discussion with any Regulatory Authority in the Territory related to the Licensed Product. Company shall lead such meeting or discussion, provided however that Merus or its

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

designee shall have the right, but not the obligation, to attend and participate in such meeting or discussion. If Merus elects not to attend such meeting or discussion, Company shall promptly provide Merus with a written summary of such meeting or discussion.

5.5.4 Within [*] following the Effective Date, the Parties shall enter into a pharmacovigilance and adverse event reporting agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Licensed Product, such as safety data sharing, adverse events reporting and prescription events monitoring (the “Pharmacovigilance Agreement”). Such procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws. Company shall establish and maintain the global safety database for the Licensed Product at its own cost and expense, and shall provide Merus with access to such global safety database free of charge. [*]. Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees and sublicensees to comply with such obligations. [*] that Company shall be responsible for complying with all obligations required by Applicable Law or Regulatory Authorities for Commercialization of the Licensed Product in the Field in the Territory.

5.5.5 Each Party shall notify the other immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Licensed Product in the Field may be subject to any recall, corrective action or other regulatory action by any Regulatory Authority or other Governmental Body (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Company shall have sole discretion with respect to any matters relating to any Remedial Action in the Field in the Territory, including the decision to commence such Remedial Action and the control over such Remedial Action. The cost and expenses of any Remedial Action in the Field in the Territory shall be borne solely by Company. Company shall, and shall cause that its Affiliates and Sublicensees to, maintain adequate records to permit Company to trace the distribution, sale and use of the Licensed Product in the Field in the Territory.

5.5.6 Company shall, and shall cause its Affiliates and Sublicensees to, comply with Applicable Laws pertaining to the performance of its obligations or the exercise of its rights under this License Agreement, including all Applicable Laws in the Territory applicable to the holder of the Regulatory Approval in connection with the use, sale, distribution and reimbursement of the Licensed Products in the Field in the Territory. Company shall, and shall cause its Affiliates and Sublicensees to, (a) maintain appropriate policies, practices and procedures to ensure its compliance, and shall comply with applicable Healthcare Laws, and (b) track and report to applicable Regulatory Authorities information relating to pricing and/or transfers of value to healthcare providers, teaching hospitals and other Third Parties with respect to its activities or operations regarding each Licensed Product Commercialized by or on behalf of Company (of its Affiliate or Sublicensee, as applicable). In addition, Company hereby agrees to reasonably cooperate with Merus with respect to any investigation or audit by a Regulatory Authority or other Governmental Body or meeting its compliance obligations arising under any Applicable Law, including without limitation Healthcare Laws, or otherwise relating to the performance of this License Agreement.

5.6 Commercial Manufacture.

5.6.1 Unless otherwise determined by the terms and conditions of this License Agreement, following the Effective Date, Company shall have the sole responsibility, to manufacture the Licensed Compound and Licensed Product, itself or through one or more Affiliates, Sublicensees or CMOs selected by Company, and shall have the sole decision-making authority in all matters relating to the manufacturing of Licensed Compound and Licensed Product in the Field in the Territory.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

5.6.2 Promptly after the Effective Date, Merus shall deliver (or shall cause its CMO to deliver) to Company [*] such quantities of the Licensed Compound and Licensed Product in the possession of Merus existing as of the Effective Date, the description and quantities of which are set forth in Schedule 5.6.2 (the “Existing Inventory”); provided that Company [*] or (iii) has less than [*] of remaining [*] at the time of delivery, provided that, for clarity and notwithstanding the foregoing, any quantities actually used by Company after the Effective Date shall be purchased irrespective of (i) or (ii). For any Existing Inventory that is delivered by Merus to Company pursuant to this Section 5.6.2, Company shall pay for the Existing Inventory at a supply price of [*] of the Manufacturing Costs incurred by Merus in connection with the supply of such Existing Inventory. In addition, Company shall be responsible for all Out-of-Pocket Costs of shipping (including, but not limited to handling, insurance and transit) with respect to such Existing Inventory from the facilities of Merus or its CMO, as applicable. Merus shall provide an invoice to Company for Existing Inventory purchased and used after the Effective Date, and Company shall pay the invoiced amount within [*]. The Parties acknowledge and agree that the Existing Inventory was manufactured by Merus’ CMO pursuant to Merus’ existing agreements with such CMO, and Company shall comply with the applicable terms of such agreements in connection with the transfer, storage and use of such Existing Inventory. For clarity, in no event shall Merus be required to supply any Licensed Compound or Licensed Product to Company, other than the Existing Inventory pursuant to this Section 5.6.2, unless the Parties agree otherwise in writing.

5.6.3 Merus agrees to cooperate with Company in facilitating the transfer of any contracts and agreements with any supplier, manufacturer or CMO for the commercial supply of the Licensed Product in the Territory and to provide all reasonable assistance to Company in connection therewith. For clarity, Merus shall have the right to engage any such supplier, manufacturer or CMO for clinical supply or commercial supply of the Licensed Product in connection with the Exploitation of the Licensed Compound and Licensed Products (i) in the Field outside the Territory, or (ii) outside the Field, whether in or outside the Territory. If Merus engages the same supplier, manufacturer or CMO for the supply of the Licensed Product that is also providing manufacturing services to Company for the commercial supply of the Licensed Product in the Field in the Territory, [*]. In addition, upon Merus’ request, Company agrees to cooperate with Merus to include Merus’ requirements for clinical supply or commercial supply of Licensed Product in connection with the Exploitation of the Licensed Compound and Licensed Products (i) in the Field outside the Territory, or (ii) outside the Field, whether in or outside the Territory, as part of an integrated forecast provided by Company to any supplier, manufacturer or CMO that is also supplying Licensed Products to Company, [*] impacts the supply of Licensed Product to both Parties.

5.7 Commercialization.

5.7.1 Company shall have the exclusive right, and sole responsibility, to Commercialize the Licensed Product itself, or through one or more Affiliates or Sublicensees or other Third Parties selected by Company, and shall have the sole decision-making authority in, all matters relating to the Commercialization of the Licensed Product in the Field in the Territory.

5.7.2 As of the Effective Date, the Parties have agreed on a base Commercialization Plan, which is attached hereto as Schedule 5.7.2. Thereafter, the Company shall prepare for Merus’s review, a [*] plan describing the anticipated Commercialization strategy and key investments to be made (including personnel allocated to the Commercialization activities) by or on behalf of Company (or its Affiliates or Sublicensees) for the Licensed Product in the Territory (the “Commercialization Plan”). The Commercialization Plan shall describe the pre-launch (if applicable), launch and subsequent Commercialization of the Licensed Product, including a situation analysis, revenue forecast, strategic imperatives and key investments (including personnel allocated to the Commercialization, disease state awareness, health care provider engagement, scientific exchange and related activities, broken down by

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

function such as sales, marketing, market access, and medical affairs) for the Licensed Product in the Territory. On a [*] basis (no later than [*]) for the first [*] following submission of the first Commercialization Plan, and then on an [*] basis (no later than [*]) for the remainder of the Term, Company shall prepare and recommend amendments to the then-current Commercialization Plan to reflect any changes to, the then-current Commercialization Plan, for review and discussion by the JSC. Company will provide [*] sales updates to the JSC.

5.7.3 Until Merus obtains regulatory approval for the Licensed Product in any country outside the Territory, Company may, in its sole discretion, establish and operate a Named Patient Program to supply the Licensed Product to individual patients in the Field outside the Territory to the extent permitted under Applicable Law. Upon Merus filing for any regulatory approval for a Licensed Product in any country outside the Territory, Merus may, upon [*] notice to Company, require Company to discontinue the Named Patient Program in any country outside the Territory, except for any patient then on treatment as of the time of notice. Any sales of the Licensed Product made pursuant to a Named Patient Program shall be considered for the purposes of calculating milestones, Net Sales and royalties (including determining the applicable royalty rate) due to Merus under Article 6.

5.8 Licensed Product Trademark. Company shall Commercialize the Licensed Product using the Licensed Product Trademark. All use of Licensed Product Trademarks shall comply with Applicable Laws in the Territory. Company shall not use any other Trademark Controlled by Merus or its Affiliates (including their corporate names) to brand the Licensed Products without the Merus’ prior written consent. Company shall not, and shall cause its Affiliates and Sublicensees not to, (a) use in its or their respective businesses, any Trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of the Licensed Product Trademark, (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to the Licensed Product Trademark or (c) attack, dispute or contest the validity of or ownership of any Licensed Product Trademark anywhere in the world or any registrations issued or issuing with respect thereto.

5.9 Diligence by Company. Company shall use Commercially Reasonable Efforts to (a) obtain and maintain Regulatory Approval for the Licensed Product in the Target Indications in the Territory, (b) following receipt of any Regulatory Approval for the Licensed Product in the Territory, Commercialize the Licensed Product in the Field in the Territory for each indication in the Field for which Regulatory Approval has been obtained in the Territory, and (c) maximize Net Sales of the Licensed Products in the Field in the Territory. With respect to Company’s obligations under this Section 5.9, “Commercially Reasonable Efforts” shall require, following the receipt of Regulatory Approval for the Licensed Product(s) in the Field in the Territory, that Company establish and maintain a sufficient and qualified sales force for the Commercialization of the Licensed Product(s) and perform reasonably appropriate number of detailing and sales calls in order to achieve the projected sales forecast set forth in the Commercialization Plan, not less than the Parties agreed upon base Commercialization Plan, which is attached hereto as Schedule 5.7.2, and which may be updated at the JSC pursuant to Section 5.7.2. Without limiting the foregoing, if Company fails to achieve more than [*] in aggregate annual Net Sales of all Licensed Products in the Field in the Territory prior to the [*], the Parties shall discuss in good faith a plan to improve the sales of the Licensed Products in the Territory, and Company shall use Commercially Reasonable Efforts to diligently implement such plan, subject to Section 11.2.

5.10 Right to Subcontract of Company. Company may exercise any of its rights, or perform any of its obligations, under this License Agreement (including any of the rights licensed in Section 2.1) by subcontracting the exercise or performance of all or any portion of such rights and obligations on Company’s behalf. [*] shall be consistent with this License Agreement and shall not relieve Company from any of its obligations under this License Agreement.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

5.11 Reporting. Company shall keep Merus reasonably informed of the plans for, and the status, progress and results of, all Development and regulatory activities related to the Licensed Compound, Licensed Products or any Clinical Trials conducted by or on behalf of Company or any of its Affiliates or Sublicensees, including seeking to expand the Indication for which a Licensed Product is used beyond approval in the Existing Target Indications or earlier lines of therapy or in combination. Without limiting the foregoing, the status, progress and results of the Development of the Licensed Compound and Licensed Products in the Field in the Territory shall be discussed at regularly scheduled meetings of the JSC. In addition, Company shall, within [*], provide Merus with a written report summarizing in reasonable detail its material Development and, as applicable, Commercialization activities conducted during the prior [*] covering subject matter at a level of detail reasonably required by Merus and sufficient to enable Merus to determine Company’s compliance with its obligations under this License Agreement.

5.12 Field and Territory Restrictions.

5.12.1 Company hereby covenants and agrees that during the Term it shall not (and shall cause its Affiliates, Sublicensees and subcontractors not to), either itself or through a Third Party, Develop, register, use, market, promote, sell, have sold or offer for sale or seek Regulatory Approval for any Licensed Product outside the Field. Company shall, and shall cause its Affiliates and Sublicensees to, maintain all records relating to such documentation with respect to each sale of a Licensed Product for at least [*] following such sale or such longer period as required by Applicable Law. Merus shall have the right to audit such records maintained by Company or its Affiliates or Sublicensees to verify the applicable Selling Party’s compliance with this Section 5.12.1.

5.12.2 Except for a Named Patient Program permitted under Section 5.7.3, Company hereby covenants and agrees that during the Term it shall not (and shall cause its Affiliates, licensees and Sublicensees and subcontractors not to), either itself or through a Third Party, market, promote, sell, offer for sale or otherwise Commercialize any Licensed Product outside of the Territory. Merus hereby covenants and agrees that during the Term it shall not (and shall cause its Affiliates, licensees and Sublicensees and subcontractors not to), either itself or through a Third Party, market, promote, sell, offer for sale or otherwise Commercialize any Licensed Product in the Field in the Territory. Merus hereby covenants and agrees that any grant of rights to a Third Party for the Development, manufacture or Commercialization of the Licensed Product outside the Territory will prohibit such Third Party from marketing promoting, selling or offering for sale any Licensed Product in the Field in the Territory. Without limiting the generality of the foregoing, with respect to countries outside of such Party’s territory, such Party shall not, and shall not grant any license or other right to its Affiliate or any Third Party to: (a) seek prospective customers for the Licensed Products outside of such Party’s territory, (b) engage in any advertising or educational activities relating to the Licensed Product directed primarily to customers outside of such Party’s territory (which excludes any participation in conferences, congresses or scientific or medical meetings held throughout the world), (c) intentionally or knowingly solicit or accept orders from any prospective purchaser located outside of such Party’s territory, or (d) sell or provide the Licensed Product to any Sublicensee or other Third Party if such Party or any of its Affiliates knows that the Licensed Product sold or provided to such Sublicensee or other Third Party would be sold or transferred, directly or indirectly, for use outside of such Party’s territory. To the extent permitted by Applicable Laws, if either Party receives any order from a prospective purchaser located in a country within the other Party’s territory, such Party shall immediately refer that order to the other Party and shall not accept any such order or deliver or tender (or cause to be delivered or tendered) the Licensed Product under such order. If such Party should reasonably know that its customer or distributor is actively engaged itself or through a Third Party in the sale or distribution of the Licensed Product in the other Party’s territory, then such Party shall (i) within [*] of gaining knowledge of such activities, notify the other Party regarding such activities and provide all information available to such Party that the other Party may reasonably request concerning such activities and (ii) use Commercially Reasonable Efforts

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

(including cessation of sales to such customer) necessary to limit such sale or distribution in the other Party’s territory, unless otherwise agreed in writing by the Parties.

Article 6

FINANCIAL TERMS

6.1 Upfront Payment. In partial consideration for the grant of the rights hereunder, Company shall pay to Merus a one-time non-refundable, non-creditable upfront payment of [*] within [*] from the Effective Date.

6.2 Commercial Milestone Events. In partial consideration for the grant of rights hereunder, Company shall pay Merus, the following non-refundable and non-creditable milestone payments upon achievement of the listed commercial event milestones in the Territory and otherwise pursuant to a Named Patient Program permitted by and in accordance with Section 5.7.3:

Annual Aggregated Net Sales of all Licensed Products in the Field in the Territory	Milestone Payment (in USD)
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
Total	[*]

6.2.1 As part of the royalty report in Section 6.3.4, Company shall notify Merus in writing if the annual aggregate Net Sales of all Licensed Products by Company or any of its Affiliates or Sublicensees in the Field in the Territory and from any Named Patient Program first reach any threshold value set forth in the table above during the reporting period to which such royalty report pertains. Company shall pay to Merus the corresponding milestone payment concurrently with the delivery of such royalty report and the payment of royalties for the applicable Calendar Quarter.

6.2.2 For the avoidance of doubt, each aforementioned commercial milestone payment shall be due and payable only one time, regardless of how many times such milestone event is achieved. The commercial milestone payments set forth above are additive, such that if more than one commercial milestone event set forth above is achieved in the same Calendar Year, then the milestone payments for all such commercial milestones that have not been previously achieved shall be due and payable.

6.3 Royalty Payments.

6.3.1 Royalty Payment Rate. In partial consideration for the grant of the rights to Company hereunder, Company shall, during the Royalty Term, make quarterly non-refundable, non-creditable running royalty payments (“Royalty Payment”) to Merus on the Net Sales of such Licensed Product sold by Company, its Affiliates and Sublicensees in the Field in the Territory and otherwise pursuant to a Named Patient Program permitted by and in accordance with Section 5.7.3, as calculated by multiplying the applicable royalty rate set forth in the table below by the corresponding amount of the incremental, aggregated annual Net Sales of such Licensed Product sold in the applicable Calendar Year set forth in the table below:

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Portion of Annual Net Sales of all Licensed Products in the Field in the Territory in a given Calendar Year	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

6.3.2 Royalty Term. The Royalty Payments will be payable on a Licensed Product-by-Licensed Product basis in the Territory from the First Commercial Sale of such Licensed Product in the Territory until the latest to occur of: [*] (the “Royalty Term”). The Royalty Payments with respect to Named Patient Program outside the Territory shall be payable on a country-by-country basis until the termination of such Named Patient Program in such country in accordance with Section 5.7.3.

6.3.3 Royalty Reductions.

(a) Third Party License Agreements. Subject to the terms and conditions of this License Agreement, if Company or any of its Affiliates or Sublicensees enter into an agreement with a Third Party in order to obtain a license under any Patent Right that Covers the Licensed Compound and is necessary for Company (or its Affiliate or Sublicensee, as applicable) to Commercialize the Licensed Product in an approved Indication in the Territory [*] such Third Party that are specifically allocable to a Licensed Product.

(b) Cumulative Reductions, Net Sales Payment Reductions Floor. Notwithstanding any provision to the contrary set forth in this License Agreement, in no event will the Royalty Payments due to Merus for Licensed Products in the Territory in any given Calendar Quarter during the Royalty Term for such Licensed Product in the Territory be reduced by more than [*] of the amount that otherwise would have been due and payable to Merus in such Calendar Quarter for such Licensed Product, but for the reductions set forth in Section 6.3.3(a) and Section 6.4.

6.3.4 Royalty Payments Reports and Records Retention. Within [*] after the end of each Calendar Quarter during which Licensed Product has been sold, Company shall deliver to Merus, a written report, on a Licensed Product-by-Licensed Product and country-by-country (for any Named Patient Program outside the Territory) basis, of the gross sales and Net Sales of each Licensed Product subject to Royalty Payments for such Calendar Quarter, and a calculation of the applicable Royalty Payments for each Licensed Product.

6.3.5 Timing of Payment. Royalty Payments payable under Section 6.3.1 shall be payable on actual Net Sales and shall accrue at the time a Licensed Product is delivered to the purchaser. Royalty Payments obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, concurrent with the delivery of the quarterly report under Section 6.3.4 within [*] after the end of each Calendar Quarter during which the Royalty Payment obligation accrued. All payments owed to Merus under this License Agreement shall be made in Dollars by wire transfer in immediately available funds to a bank and account designated in writing by Merus, unless otherwise specified in writing by Merus.

6.4 Offset for Specified Company Expenses. Company shall have the right to offset from the commercial milestone payments due to Merus under Section 6.2, and the Royalty Payments due to Merus under Section 6.3, [*] of the Specified Company Expenses that have accrued as of the date of the applicable Calendar Quarter in which such commercial milestone payment or Royalty Payment is due, provided that (a) in no event will the commercial milestone payments due to Merus in any Calendar Quarter be reduced

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

by more than [*] of the amount that otherwise would have been due and payable to Merus under Section 6.2, and any offset from Royalty Payments shall be subject to Section 6.3.3(b), provided further that any portion of Merus’ share of Specified Company Expenses that cannot be offset due to the foregoing limitations in a Calendar Quarter may be carried over to subsequent Calendar Quarters until Merus’ share of Specified Company Expenses have been fully applied against commercial milestone payments and Royalty Payments due to Merus, as applicable, and (b) the aggregate amount of Specified Company Expenses that the Company can offset from payments due to Merus pursuant to this Section 6.4 is [*].

6.5 Late Payments. If any undisputed payment due to Merus under this License Agreement is not paid in full within [*] after the end of each Calendar Quarter during which the Royalty Payment obligation accrued, then Company shall pay interest on such payment (or any unpaid portion thereof) at an annual rate (but with interest accruing on a daily basis) equal to the U.S. prime interest rate plus [*] (or such lower annual rate equal to the maximum rate allowable by Applicable Laws), with respect to the period elapsed between [*] after the end of the applicable Calendar Quarter through and including the date such payment is made to Merus.

6.6 Audits.

6.6.1 Audits Generally. Company shall, and shall cause its Affiliates and Sublicensees to, keep materially complete and accurate records pertaining to the activities to be conducted hereunder (“Financial Records”) in sufficient detail to permit Merus to confirm the accuracy of all payments due hereunder, and such Financial Records shall be maintained (in such form as may be available) for a period of no less than [*] following the end of the period to which they pertain. Merus shall have the right, at its own expense to have an independent certified public accountant, perform a review of Company’s Financial Records (including any records kept in the ordinary course of Company’s business) during regular business hours, with not less than [*] advance written notice. Such accountant shall advise the Parties simultaneously promptly upon its completion of its audit whether or not the payments due hereunder have been accurately recorded, calculated and reported, and, if not, then the amount of such discrepancy. Company’s Financial Records with respect to a given period of time shall only be subject to [*], unless a previous audit revealed an underpayment with respect to such Calendar Quarter. Merus’s right to perform an audit pertaining to any Calendar Year shall expire [*] after the end of such year. Should an inspection pursuant to this Section 6.6.1 lead to the discovery of a payment discrepancy, then (a) in the case of an underpayment by Company, Company shall pay to Merus the amount of the discrepancy within [*] following the date of delivery of the auditor’s final report, including any interest on such underpayment accrued pursuant to Section 6.4 and (b) in the case of an overpayment by Company, Company shall have the right to offset the amount of such overpayment against future Royalty Payments to Merus, provided that in no event may Company reduce the Royalty Payment in any Calendar Quarter as a result of applying such offset below [*] of the amount that would otherwise have been due to Merus for such Calendar Quarter. If a payment discrepancy shows an underpayment by Company greater than [*] of the correct amount for the audited period, then Company shall also pay the Out-of-Pocket Costs incurred by Merus in connection with such inspection.

6.6.2 Audit Confidentiality. Each Party shall treat all information that it receives under this Section 6.6 in accordance with the confidentiality provisions of ARTICLE 8 of this License Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the other Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under this License Agreement.

6.7 Taxes.

6.7.1 Withholding Taxes. Where any sum due to be paid to either Party hereunder is subject to any withholding or similar tax, the Parties shall use Commercially Reasonable Efforts to conduct

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

all such acts (including the execution of all such documents) to enable them to take advantage of any applicable double taxation agreement or treaty. [*]. Any such amounts deducted by the payor in respect of such withholding or similar tax shall be treated as having been paid by the payor for purposes of this Agreement. If withholding or similar taxes are paid to a government authority, [*] of the withheld or similar taxes, or to obtain a credit with respect to such taxes paid.

6.7.2 Withholding Tax Actions. Notwithstanding the foregoing, the Parties acknowledge and agree that if Company (or its assignee pursuant to Section 13.2) is required by Applicable Law to withhold taxes in respect of any amount payable under this Agreement, and if such withholding obligation arises as a result of any action taken by Company or its Affiliate or successor or assignee, including without limitation an assignment of this Agreement as permitted under Section 13.2, a change in tax residency of Company, or payments arise or are deemed to arise through a branch of Company and such withholding taxes exceed the amount of withholding taxes that would have been applicable if such action had not occurred (each a “Company Withholding Tax Action”), then notwithstanding anything to the contrary herein, any such amount payable shall be increased to take into account such increased withholding taxes as may be necessary so that, after making all required withholdings Merus (or its assignee pursuant to Section 13.2) receives an amount equal to the sum it would have received had no such Company Withholding Tax Action occurred.

6.7.3 Indirect Taxes. Except as otherwise provided in this Agreement, all payments due under this Agreement are exclusive of value added taxes, sales or use taxes, consumption taxes, transfer taxes, tariffs, documentary taxes, and other similar taxes (the “Indirect Taxes”). Notwithstanding anything to the contrary in this Agreement, Company shall be responsible for any Indirect Taxes that are imposed by Applicable Laws on any payment to Merus under this Agreement and subject to the receipt of an invoice in compliance with Applicable Law with respect to the payments or the related transfer of rights or other property pursuant to the terms of this Agreement. If the Indirect Taxes originally paid or otherwise borne by Company are in whole or in part subsequently determined not to have been chargeable, all reasonably necessary steps will be taken by each Party to obtain a refund of these undue Indirect Taxes from the applicable governmental authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to Merus will be transferred to Company within [*] of receipt. The Parties shall cooperate in good faith to insure the correct Indirect Taxes are charged and corresponding tax returns are filed.

Article 7

IP OWNERSHIP, INVENTIONS, PATENT PROSECUTION AND MAINTENANCE

7.1 Intellectual Property Ownership.

7.1.1 Subject to the licenses granted and assignments made in this License Agreement, Merus and its Affiliates shall Control and retain all right, title and interest in any and all Patent Rights, Know-How and other intellectual property rights that are (a) in existence and Controlled by Merus or its Affiliates as of the Effective Date or (b) developed by, for or on behalf of Merus or its Affiliates after the Effective Date other than in course of performance of this License Agreement, including for clarity, in connection with the Exploitation of the Licensed Compound and Licensed Products (i) in the Field outside the Territory, or (ii) outside the Field, whether in or outside the Territory.

7.1.2 Subject to the licenses granted and assignments made in this License Agreement, Company and its Affiliates shall Control and retain all right, title and interest in any and all Patent Rights, Know-How and other intellectual property rights that are (a) in existence and Controlled by Company or its Affiliates as of the Effective Date or (b) developed by, for or on behalf of Company or its Affiliates after the Effective Date other than in course of performance of this License Agreement.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

7.1.3 Ownership of all Inventions [*]). As between the Parties, all right, title and interest in any and all Inventions that are invented, discovered, generated, conceived, reduced to practice, or made in the course of performance of this License Agreement, [*] including all rights, title and interest in and to any Patent Rights claiming such Merus Foreground Know-How and other intellectual property rights therein and thereto, [*]. As between the Parties, all right, title and interest in any and all Inventions that are invented, discovered, generated, conceived, reduced to practice, or made in the course of performance of this License Agreement, [*] including all rights, title and interest in and to any Patent Rights claiming such [*].

7.1.4 Further Assurances. Each Party will promptly disclose to the other Party all Inventions under this Agreement, including all invention disclosure or other similar documents submitted to such Party by its or its Affiliates’ employees, agents, or independent contractors relating to such Inventions, and will also promptly respond to reasonable requests from the other Party for additional information relating to such Inventions. Each Party shall (and shall cause all its Affiliates to) cause all of its employees, agents or independent contractors who perform activities for such Party under this Agreement to be under an obligation to assign to such Party (or its Affiliates) their rights in and to any Inventions. Each Party shall, and does hereby, assign, and shall cause its Affiliates to assign, to the other Party, without additional compensation, such right, title, and interest in and to any Inventions, as well as any intellectual property rights with respect thereto, as is necessary to fully effect, the ownership provided for in Section 7.1.3.

7.2 Patent Prosecution and Maintenance.

7.2.1 Licensed Patents. [*] shall keep Company reasonably informed of the status of the filing and prosecution of Licensed Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in the Territory in a timely manner.

7.2.2 Election Not to file and Prosecute Licensed Patents. If [*] in writing at least [*] before any deadline applicable to the filing, prosecution or maintenance of such Licensed Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Licensed Patent in the Territory. In such case, [*] to pursue the continued prosecution or maintenance of such Licensed Patent in the Territory if [*] to not prosecute or maintain any Licensed Patent in the Territory was for bona fide strategic reasons.

7.2.3 Patent Term Extension. Merus shall have the sole right to make decisions regarding, and to apply for, patent term extensions or any other possible extension (i.e., SPCs, pediatric extensions, etc.) on the basis of a Regulatory Approval for a Licensed Product in the Field in the Territory available for Licensed Patents or any Patent Right Controlled by Merus or any of its Affiliates. If Merus decides to apply for patent term extensions or any other possible extension for Licensed Patents, Company shall provide Merus with all relevant information, documentation and assistance in this respect as may reasonably be requested by Merus at no additional cost to Merus.

7.2.4 Company’s Patent Rights. Company shall have the sole right, but not the obligation, to file, prosecute and maintain Patent Rights within the Company Foreground IP (“Company Patents”) in Company’s name. Company shall bear all costs and expenses of filing, prosecuting and maintaining Company Patents.

7.3 Enforcement of Patent Rights and Know-How.

7.3.1 Notice. If either Party believes that an infringement, unauthorized use, misappropriation or ownership claim is occurring or is threatened to occur with respect to any Licensed IP

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

or Company IP in the Field in the Territory, or if a Third Party claims that any Licensed Patent is invalid or unenforceable, the Party possessing such knowledge or belief shall promptly notify the other Party and provide it with details of such infringement or claim that are known by such Party. If Company believes that an infringement, unauthorized use, misappropriation or ownership claim is occurring or is threatened to occur with respect to any Licensed IP outside the Field or outside the Territory, Company shall promptly notify the Merus and provide it with details of such infringement or claim that are known by Company.

7.3.2 Right to Bring an Action. [*] including by filing an infringement suit, defending against such claim, or taking other similar action (each, an “Action”) and to compromise or settle any such Action in connection with such Product Infringement (subject to Section 7.3.4) in the Field in the Territory. [*] in such Action, [*], to the extent necessary to demonstrate “standing to sue”. [*] have the right, but not the obligation, to commence or take such Action in the Territory, at its sole cost and expense. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.

7.3.3 Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in ARTICLE 10, the enforcing Party shall pay all costs associated with an Action.

7.3.4 Settlement. Company shall not settle or otherwise compromise any Action by admitting that any Licensed Patent is invalid or unenforceable without the Merus’s prior written consent.

7.3.5 Distribution of Amounts Recovered. Any amounts recovered by the enforcing Party pursuant to this Section 7.3, whether by settlement or judgment, shall be allocated in the following order: [*] shall be included as Net Sales and subject to royalty payment to Merus hereunder.

7.3.6 Company’s Patent Rights. Company shall have the sole right and authority, but not the obligation, to enforce Patent Rights owned by Company against any Product Infringement.

7.3.7 Other Infringement. Except for Product Infringement in the Territory as set forth above, each Party shall have the exclusive right to enforce its own Patent Rights against any infringement anywhere in the world.

7.4 Defense of Licensed Patents. In the event that a Party receives notice of any claim alleging the invalidity or unenforceability of any Licensed Patent in the Field in the Territory, such Party shall bring such claim to the attention of the other Party, including all relevant information in its possession related to such claim, and the Parties shall discuss such claim. Where such allegation is made in an opposition, reexamination, interference, or other patent office proceeding or a declaratory judgement action, then the provisions of Section 7.2 shall apply to determine the Parties’ respective rights and obligations with respect to such allegation; provided that if a Party wishes to bring an infringement claim to enforce the Licensed Patent with respect to a Product Infringement, then the provisions of Section 7.3 shall apply to determine the Parties’ respective rights and obligations with respect thereto. Each Party shall provide to the Party defending any such Licensed Patent in the Territory under this Section 7.4 all reasonable assistance in such defense, at such defending Party’s request and expense. The defending Party shall keep the other Party reasonably informed of the status and progress of such efforts and shall reasonably consider the other Party’s comments on any such efforts. Neither Party shall settle or otherwise compromise any action or proceeding under this Section 7.4 by admitting that any Licensed Patent is invalid or unenforceable, imposing any liability or obligation on the other Party, or otherwise in a manner that adversely affects or would be reasonably expected to adversely affect the other Party’s rights and benefits hereunder without the other Party’s prior written consent.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

7.5 Third Party Actions Claiming Infringement.

7.5.1 Notice. If a Party becomes aware of any Third Party Action claiming infringement in the Field and Territory, such Party shall promptly notify the other Party of all details regarding such claim or action that is reasonably available to such Party.

7.5.2 Right to Defend. The Parties shall promptly meet to consider the claim or assertion in such Third Party Action and the appropriate course of action and may, if appropriate, agree on and enter into a common interest agreement, wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute. [*] of any Licensed Patents.

7.5.3 No Settlement Without Consent. [*] Party’s rights and benefits hereunder [*].

7.6 [*] will be deemed to be Confidential Information [*].

7.7 Licensed Product Trademark.

7.7.1 Registration of Licensed Product Trademark. As between the Parties, Merus shall have the sole right to register, prosecute and maintain the Licensed Product Trademark in the Territory. Company shall reimburse Merus for all Out-of-Pocket Costs in connection with registering, prosecuting, and maintaining the Licensed Product Trademark in the Territory. In addition, Company shall provide all reasonable assistance and documents reasonably requested by Merus in support of its prosecution, registration, and maintenance of the Licensed Product Trademarks, at no additional cost to Merus.

7.7.2 Enforcement of Licensed Product Trademark. As between the Parties, Company shall have the first right to take such action as Company, after consultation with Merus, deems necessary against a Third Party based on any alleged, threatened, or actual infringement, dilution, misappropriation, or other violation of, or unfair trade practices or any other like offense relating to, the Licensed Product Trademark by a Third Party in the Field in the Territory. Company shall bear the costs and expenses relating to any enforcement action commenced pursuant to this Section 7.7.2 and any settlements and judgments with respect thereto, and shall retain any damages or other amounts collected in connection therewith. Merus shall (a) provide written notice of any actual or threatened infringement of the Licensed Product Trademark in the Territory of which it becomes aware, and (b) assist and cooperate with Company, as Company may reasonably request from time to time, in connection with its activities set forth in this Section 7.7.2, including where necessary, furnishing a power of attorney solely for such purpose or joining in, or being named as a necessary party to, such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours; provided, that Company shall reimburse Merus for its internal (at the FTE Rate) and Out-of-Pocket Costs incurred in connection therewith.

Article 8

CONFIDENTIALITY

8.1 Confidentiality Obligations. Subject to the other provisions of this Article 8, during the Term and for [*] thereafter:

8.1.1 except to the extent expressly authorized by this License Agreement, the Receiving Party shall maintain all Confidential Information of the Disclosing Party in confidence and not publish or otherwise disclose to a Third Party;

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

8.1.2 the Receiving Party will treat all Confidential Information of the Disclosing Party with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care;

8.1.3 the Receiving Party may only use any Confidential Information of the Disclosing Party for the purposes of performing its obligations or exercising its rights under this License Agreement;

8.1.4 a Receiving Party may disclose Confidential Information of the Disclosing Party to such Receiving Party’s Affiliates, employees, agents, consultants, subcontractors, licensees and Sublicensees to the extent reasonably necessary for the purposes of, and for those matters undertaken pursuant to, this License Agreement; provided that such Persons are bound by legally enforceable obligations of confidentiality and non-use with respect to the Confidential Information of the Disclosing Party no less stringent than the obligations of confidentiality and non-use set forth in this License Agreement. Each Party will remain responsible for any failure by its Affiliates, employees, agents, consultants, subcontractors, licensees and Sublicensees to treat such Confidential Information as required under this Article 8; and

8.1.5 each Receiving Party will promptly notify the Disclosing Party of any misuse or unauthorized disclosure of the Confidential Information of the Disclosing Party.

8.2 Exceptions. The foregoing obligations of confidentiality set forth in Section 8.1 shall not apply to any Confidential Information disclosed by or on behalf of a Party hereunder to the extent that the receiving Party can demonstrate through competent evidence that such information:

8.2.1 is known by the Receiving Party or any of its Affiliates without an obligation of confidentiality at the time of disclosure by or on behalf of the Disclosing Party, and not through a prior disclosure by or on behalf of the Disclosing Party, as documented by the Receiving Party’s business records;

8.2.2 is generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

8.2.3 became generally available to the public or otherwise part of the public domain after its disclosure by the Disclosing Party and other than through any act or omission of the Receiving Party or any of its Affiliates or authorized recipients from a Receiving Party in breach of this License Agreement;

8.2.4 is subsequently disclosed to the Receiving Party or any of its Affiliates without obligation of confidentiality by a Third Party who may rightfully do so and is not under a conflicting obligation of confidentiality to the Disclosing Party; or

8.2.5 is developed by the Receiving Party or any of its Affiliates independently and without direct or indirect use of or reference to any Confidential Information of the Disclosing Party, as documented by the Receiving Party’s contemporaneous written records.

No combination of features or disclosures will be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party, unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the Receiving Party.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

8.3 Use. Notwithstanding the above obligations of confidentiality and non-use, a Party may disclose information to the extent that such disclosure is reasonably necessary in connection with or for the purposes of:

8.3.1 [*] solely to the extent necessary for the Exploitation of the Licensed Products in accordance with the terms of this License Agreement;

8.3.2 disclosure of this License Agreement, its terms, and the status and results of Exploitation of the Licensed Products to [*] in connection with such Party’s Development or Commercialization activities in connection with the Licensed Compound and Licensed Products; provided that, any such Persons are bound by obligations of confidentiality and non-use at least as stringent as those set forth in this Article 8 or otherwise customary for such type and scope of disclosure, and that any such disclosure is limited to the maximum extent practicable for the particular context in which it is being disclosed; or

8.3.3 disclosure pursuant to Section 8.5 (in accordance with the process set forth therein) and Section 8.6.

In addition to the foregoing, Company may, solely to the extent necessary to exercise its rights or perform its obligations under this License Agreement, disclose Confidential Information of Merus to any Third Party Sublicensee or subcontractor, provided that (a) such Third Party is bound by written obligations of confidentiality at least as stringent as those set forth herein, and (b) Company shall remain directly liable to Merus for any misuse or disclosure of such Confidential Information outside the scope of this License Agreement as if such misuse or disclosure were by Company.

8.4 Required Disclosure. The confidentiality obligations pursuant to Section 8.1 shall not apply to the extent that the receiving Party is required, by Applicable Law, prosecuting or defending litigation in accordance with Sections 7.3, 7.4 and 7.5 or by order or regulation of a Governmental Body or court of competent jurisdiction, or (subject to Section 8.6.3) the rules or regulations of any securities exchange, and as evidenced by the receiving Party’s written records, to disclose the Confidential Information received from or on behalf of the disclosing Party, or any parts thereof; provided that the receiving Party provides the disclosing Party with prompt notice of such requests so that the disclosing Party may seek an appropriate protective order or waive the receiving Party’s compliance with the provisions of this License Agreement. In addition, in connection with any permitted filing by either Party of this License Agreement with any Governmental Body, including competent financial markets supervisory authorities, the filing Party shall endeavor to obtain confidential treatment of economic, trade secret information and such other information as may be requested by the other Party, and shall provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and shall include in such confidential treatment request all reasonable comments of the other Party. The disclosing Party shall, where reasonably practicable, give such advance notice to the other Party of such disclosure requirement as is reasonable under the circumstances and will use its reasonable efforts to cooperate with the other Party in order to secure confidential treatment of such Confidential Information required to be disclosed.

8.5 Publications.

8.5.1 By Merus. Merus shall not disclose or publish any results of or other information with respect to the Licensed Compound or Licensed Product in the Field, whether by oral presentation, poster, manuscript or abstract, without the prior written consent of Company, which shall not be unreasonably conditioned, delayed or withheld. At least [*] before any such material is submitted for publication or presented, Merus shall deliver a complete copy of the applicable manuscript, abstract, poster

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

or presentation to Company, who shall review any such material and give its comments and consent for publication or presentation, or shall notify Merus that it does not consent to such publication or presentation, within such [*] period. If requested by Company, Merus shall delete references to Company Confidential Information in any such material and shall delay any submission for publication or other public disclosure for the purpose of preparing and filing appropriate patent applications. For clarity, nothing in this Agreement restricts Merus or its Affiliates or licensees from publishing or otherwise disclosing any data or results generated by or on behalf of such entities in the performance of activities with respect to the Licensed Compound and Licensed Product outside the Field.

8.5.2 By Company. Company shall not disclose or publish any results of or other information with respect to the Parties’ collaboration or Development of the Licensed Compound or Licensed Product outside the Field, whether by oral presentation, poster, manuscript or abstract, without the prior written consent of Merus. Company shall have the right to make publications as it chooses, in its sole discretion concerning the Licensed Compound and Licensed Product in the Field, subject to Merus Confidential Information. At least [*] before any such material is submitted for publication or presented, Company shall deliver a complete copy of the applicable manuscript, abstract, poster or presentation to Merus, who shall review any such material and give its comments and consent for publication or presentation, or shall notify Company that it does not consent to such publication or presentation, within such [*] period due to Merus Confidential Information. If requested by Merus, Company shall delete references to Merus Confidential Information in any such material.

8.6 Press Releases and Disclosure.

8.6.1 Press Releases. Each Party may issue a press release with respect to the execution of this License Agreement in a form and at a time agreed by the Parties in accordance with the draft press release set forth in Schedule 8.6.1.

8.6.2 Public Disclosures. Other than the press release set forth on Schedule 8.6.1, except for any such disclosure permitted under Section 8.5, the Parties agree that the portions of any other news release or other public announcement relating to this License Agreement or the performance hereunder that would disclose information other than that already in the public domain will first be reviewed and approved by both Parties (with such approval not to be unreasonably withheld, conditioned, or delayed). Notwithstanding the foregoing, Merus shall be free to issue any public announcement, press release, or other public disclosure related to (a) the First Commercial Sale of any Licensed Product; (b) commercial milestone payments and Royalty Payments received from Company (without disclosing royalty rate, unless required by Applicable Laws); (c) information in the good faith opinion of Merus’ legal or financial advisors is required to be disclosed pursuant to Applicable Law (whether generally or in pursuit of an application for listing of securities, including those regulations promulgated by the United States Securities and Exchange Commission) or otherwise required by judicial or administrative process and (d) the progress, status and results of its Exploitation of the Licensed Compound and Licensed Products in the Field outside the Territory, or outside the Field (whether in or outside the Territory).

8.6.3 Securities Exchange Disclosure. With respect to complying with disclosure requirements of the SEC or other stock exchange on which a Party’s securities are publicly traded, or to which an application for listing has been submitted, including, for the avoidance of doubt, an S-1 registration statement (“Exchange”) in connection with any required filing of this License Agreement, the filing Party shall consult with the other Party on the provisions of this License Agreement to be redacted in any filings made by such Party with such Exchange; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws based on the advice of its counsel, and shall not rely on any statements made by the other Party related to securities laws or regulations.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

8.7 Return of Confidential Information. Upon the effective date of expiration or termination of this License Agreement, and upon either Party’s written request, the other Party shall, with respect to Confidential Information to which such other Party does not retain rights under the surviving provisions of this License Agreement: (a) as soon as reasonably practicable, destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) as soon as reasonably practicable, deliver to the requesting Party, at such other Party’s expense, all copies of such Confidential Information in the possession of such other Party; provided that such other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations or exercising any surviving rights hereunder, as required by Applicable Law, or for litigation or archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose. Any Confidential Information so retained under this Section 7.7 shall remain subject to the obligations of confidentiality and non-use set forth in this Article 7.

8.8 Use of Names. Each Party and its Affiliates will retain all right, title and interest in and to its and their respective corporate names and Trademarks. Each Party will have the right to use the other Party’s corporate name and Trademarks in presentations, its website, collateral materials, and corporate overviews to describe the collaboration relationship, as well as in taglines of press releases issued pursuant to Section 7.6; provided that neither Party will use the other Party’s corporate name or Trademarks in such manner that the distinctiveness, reputation, and validity of any corporate names or Trademarks of such other Party will not be impaired, and each Party will use the other Party’s corporate name and Trademarks in accordance with sound trademark and trade name usage principles and in accordance with all Applicable Law as necessary to maintain the validity and enforceability of their respective Trademarks and consistent with best practices used by such other Party for its other collaborators. All goodwill associated with or attached thereto arising out of the use thereof by each Party and their Affiliates of the corporate names and Trademarks will inure to the benefit of the respective Trademark owner. The Parties shall have the right to exercise quality control over the use of their names and Trademarks to the degree necessary to maintain the validity of Trademarks and to protect the goodwill associated therewith, including by requiring adherence to such Party’s style sheets which may be provided. Except as permitted under Section 8.6, or with the prior express written permission of the other Party, neither Party will use the corporate name or Trademark of the other Party or its Affiliates or their respective employees in any publicity, promotion, news release, or disclosure relating to this License Agreement or its subject matter except as may be required by Applicable Law. Each Party will use the other Party’s corporate name in all publicity relating to this License Agreement, including the initial press release and all subsequent press releases.

8.9 Injunctive Relief. Each Party acknowledges that its breach of this Article 8 may cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, in accordance with Section 12.4, each Party shall be entitled, in addition to any other right or remedy it may have at law or in equity, to seek injunctive and other equitable relief, in any court of competent jurisdiction, enjoining or restraining the other Party or its Affiliates from any violation or threatened violation of this Article 8.

Article 9

REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1 Joint Representations and Warranties. Each of the Parties represents and warrants to the other Party that, as of the Effective Date:

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

9.1.1 it is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of its incorporation;

9.1.2 it has the full power, authority and right to enter into this License Agreement and to perform its obligations hereunder in accordance with the terms and conditions hereof, and all requisite corporate action has been taken to authorize each Party’s execution, delivery and performance of this License Agreement;

9.1.3 the execution, delivery and performance of this License Agreement by it does not breach, violate, contravene or constitute a default under any contract, arrangement or commitment to which such Party is a party or by which it is bound, or violate any statute, law or regulation or any court or Governmental Body having jurisdiction over such Party;

9.1.4 such Party has not, nor any of such Party’s Affiliates have entered or will enter, directly or indirectly, into any contract or any other transaction with any Third Party that conflicts or derogates from its undertakings under this License Agreement;

9.1.5 all consents, approvals and authorizations from all Governmental Bodies or other Third Parties required to be obtained by such Party in connection with the execution, delivery and performance of this License Agreement have been obtained;

9.1.6 such Party and its Affiliates are not, and have not been, debarred or disqualified by any Regulatory Authority, a Prohibited Party, or otherwise excluded from participation in any government healthcare program.

9.2 Merus Representations and Warranties. Merus represents and warrants to Company as of the Effective Date that:

9.2.1 Merus and its Affiliates [*] respects with the license grants purported to be granted to Company under this License Agreement;

9.2.2 the [*] granted to Company under this License Agreement;

9.2.3 no Governmental Body or Third Party has provided funding for the research and development of the Licensed Know-How or the Licensed Patents prior to the Effective Date, and the Licensed Know-How and the Licensed Patents are not subject to any funding agreement with any Governmental Body or Third Party; specifically, without limiting the foregoing, the Licensed Know-How or the Licensed Patents are not subject to the Bayh-Dole Act or similar provisions under Applicable Law in other jurisdictions than the US;

9.2.4 [*] before the United States Patent and Trademark Office or any other competent patent authority or court in any country of the Territory[*] on any issued Patent Rights of any Third Party;

9.2.5 to the Knowledge of Merus, [*] Patent Rights Controlled by Merus [*] in the Indications in Field in the Territory; and

9.2.6 all Representatives of Merus who have performed any activities on its behalf in connection with research regarding the Patent Rights listed on Schedule 1.51 have assigned to Merus the whole of their rights in any intellectual property made, discovered or developed by them as a result of such research.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

9.3 Company Representations, Warranties and Covenants. Company represents and warrants to Merus as of the Effective Date that it and its Affiliates are not subject to any action, suit, claim, investigation, or legal or administrative proceeding is by any Regulatory Authority or other Governmental Body that will result in, or is reasonably expected to result in (a) delay in or rejection of Regulatory Approval for the Licensed Product(s), (b) restriction on a Party’s (and its Affiliate’s or (sub)licensee’s) ability to conduct Clinical Trials, including full or partial clinical holds on ongoing or planned Clinical Trials, (c) restrictions on the Licensed Product(s), Third Party manufacturers or manufacturing process for the Licensed Product(s), (d) warning or untitled letters, (e) civil or criminal penalties, (f) injunctions, (g) suspension or withdrawal of Regulatory Approvals for the Licensed Product(s), (h) seizures, detentions or import bans relating to the Licensed Product(s), (i) voluntary or mandatory product recalls and publicity requirements, (j) total or partial suspension of production of Licensed Product(s), or (k) imposition of restrictions on its operations. During the Term, Company shall promptly notify Merus if any such action, suit, claim, investigation, or legal or administrative proceeding is pending or, to its knowledge, is threatened involving Company or any of its Affiliates, and Merus shall have the right to terminate this Agreement immediately upon written notice to Company.

9.4 Mutual Covenants. Each of the Parties covenants to the other Party that:

9.4.1 In the course of performing its obligations or exercising its rights under this Agreement, it will, and will cause its Affiliates, licensees and sublicensees to, comply with the terms of this Agreement, all Applicable Laws, and will not employ or engage any party who has been debarred by any Regulatory Authority, or, to such Party’s Knowledge, is the subject of debarment proceedings by a Regulatory Authority;

9.4.2 It will not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws, including the provisions of the U.S. Foreign Corrupt Practices Act (collectively “Anti-Corruption Laws”) to the extent that are applicable to such Party to this Agreement, and it will not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party with the purpose of influencing decisions related to either Party or its business in a manner that would violate Anti-Corruption Laws; and

9.4.3 It will conduct its activities under this Agreement in compliance with applicable export controls and trade and economic sanctions laws and regulations (collectively, “Export Controls”), and it shall not, directly or indirectly, export, reexport, transfer, divert, or release any materials, technology, or software to any prohibited country, territory, entity, individual, or for any prohibited end-use, unless authorized pursuant to Export Controls. Without limiting the foregoing, in connection with the exercise of each Party’s rights or performance of its obligations under this Agreement, except as permitted by applicable government license or authorization, it shall not engage in any transactions or dealings with (including export, reexport, or transfer any items to) (i) any country or territory that is subject to an embargo by the U.S. government (currently, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk People’s Republic, and Luhansk People’s Republic regions of Ukraine) (“Embargoed Country”); (ii) any person or entity located, organized, or resident in an Embargoed Country; (iii) any entity or individual identified on, or [*] or more owned (individually or in the aggregate) by persons identified on, any list of designated and prohibited parties maintained by the United States and other applicable jurisdictions (including, but not limited to, the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, which are maintained by the Office of Foreign Assets Control of the U.S. Treasury Department, and the Entity List, Denied Persons List, and Unverified List, which are maintained by the Bureau of Industry and Security of the U.S. Commerce Department) or (iv) the government of Venezuela, including any person or entity employed or owned or controlled, directly or

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

indirectly, by any political subdivision, agency, or instrumentality of the government of Venezuela (collectively, “Prohibited Parties”).

9.4.4 If it becomes aware that (a) it or any of its Affiliates has been debarred, suspended, convicted or has been excluded from participation in any government healthcare program, or (b) if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to its knowledge, is threatened, relating to any such debarment, suspension, conviction or exclusion, such Party will immediately notify the other Party in writing and the other Party may terminate this Agreement immediately upon written notice to the other Party. If it becomes aware that any Person that is performing activities hereunder on its behalf has been debarred, suspended, convicted or has been excluded from participation in any government healthcare program, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to its knowledge, is threatened, relating to any such debarment, suspension, conviction or exclusion, it will immediately notify the other Party in writing and it will cease, or cause its Affiliate to cease (as applicable), employing, contracting with, or retaining any such Person to perform any services relating to Licensed Product.

9.5 Warranty Disclaimer. EXCEPT AS SET FORTH IN THIS Article 9, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Article 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification by Company. Company shall indemnify, defend and hold harmless Merus and its Affiliates and each of their respective employees, officers, directors and agents (the “Merus Indemnitees”) from and [*] or resulting from:

10.1.1 The [*] in this License Agreement;

10.1.2 [*] under this License Agreement, including for clarity, non-compliance with Applicable Law, [*] by Merus hereunder; or

10.1.3 The [*] of Company’s rights under this License Agreement.

Provided, however, that Company’s obligations pursuant to Sections 10.1.1, 10.1.2, and 10.1.3 shall not apply to the extent such Claims arise out of or result from [*] of any Merus Indemnitee.

10.2 Indemnification by Merus. Merus shall indemnify, defend and hold harmless Company and its Affiliates and each of their respective employees, officers, directors and agents (“Company Indemnitees”) from and against any and all Claims, to the extent arising out or resulting from:

10.2.1 The [*] in this License Agreement;

10.2.2 [*] of Licensed Compound or Licensed Product, [*] prior to the Effective Date;

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

10.2.3 Actions or omissions by or on behalf of Merus, its Affiliates or their respective employees, agents and subcontractors[*] the Territory; or

10.2.4 The [*] under this License Agreement;

Provided, however, that Merus’s obligations pursuant to Sections 10.2.1, 10.2.2, 10.2.3 and 10.2.4 shall not apply to the extent such Claims arise out of or result from [*] any Company Indemnitee.

10.3 Procedure. A Party seeking indemnification under this ARTICLE 10 (“Indemnified Party”) shall give prompt written notification to the other Party (“Indemnifying Party”) of the Claim for which indemnification may be sought (it being understood and agreed, however, that the failure by a Party to give notice of such Claim as provided in this Section 10.3 shall not relieve the Indemnifying Party of its indemnification obligation under this License Agreement except and then only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice). Within [*] after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party in good faith concludes, based on written advice from outside counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Claim sufficiently adverse to make unadvisable the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles, the Indemnifying Party shall be responsible for the reasonable fees and expenses of a single counsel to the Indemnified Party in connection therewith. The Party controlling such defense shall keep the other Party advised of the status of such Claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto. The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party, without the prior written consent of the Indemnified Party.

10.4 Limitations. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 10.1 OR SECTION 10.2, AS APPLICABLE, AND WITH RESPECT TO ANY BREACH OF CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 8, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS LICENSE AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS LICENSE AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 8.

10.5 Insurance. During the Term and for [*] thereafter, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts that are reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 10.5.

Article 11

TERM AND TERMINATION

11.1 Term and Expiration. The term of this License Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this ARTICLE 11, shall continue in full force and effect, until the date on which the Royalty Term in the Territory with respect to such Licensed Product expires, at which time this License Agreement shall expire in its entirety with respect to such Licensed Product and at which time (a) all licenses to Company under Section 2.1 shall automatically convert to a fully paid, irrevocable, perpetual, exclusive, and sublicensable license and (b) no further Royalty Payment will be due to Merus in the Territory.

11.2 Termination for Convenience. At any time [*] Company shall continue to conduct its Development and Commercialization of the Licensed Product(s) at the same level that Company was conducting such activities at the time of delivery of such notice of termination and in any event in accordance with Section 5.9; and (b) for the remaining three (3) month-period there after until the effective date of termination, use diligent efforts to effect an orderly transition of Company’s rights and obligations with respect to the Licensed Products in accordance with Section 11.8.3(c).

11.3 Termination for Failure to Achieve Annual Net Sales. If Company fails to achieve more than [*] Merus may terminate this License Agreement in its entirety immediately upon written notice to Company.

11.4 Termination for Failure to Maintain Business as a Going Concern. During the Term, Company shall provide (a) no later than thirty (30) days after the end of each Calendar Quarter, financial statements of Company and its Affiliates (on a consolidated basis in accordance with Accounting Standards) for such Calendar Quarter, and (b) no later than forty-five (45) days after the end of each Calendar Year, audited financial statements of Company and its Affiliates (on a consolidated basis in accordance with Accounting Standards) for such Calendar Year. If, at any time during the Term, Company fails to maintain net liquid assets sufficient to operate its business (based on projected cash runway) for the next twelve (12) months (“Failure to Maintain Business as a Going Concern”), or Merus, based on the financial statements provided by Company, has a reasonable basis to believe that a Failure to Maintain Business as a Going Concern has occurred, Merus may terminate this License Agreement in its entirety immediately upon written notice to Company.

11.5 Termination for Bankruptcy. If, at any time during the Term, (a) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within sixty (60) days after the commencement thereof, (b) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for either Party’s business, or (e) a substantial portion of either Party’s business is subject to attachment or similar process (each of ((a) through (e)), a “Bankruptcy Event”); then, in any case of ((a) through (e)), the other Party may terminate this License Agreement in its entirety upon written notice to the extent permitted under Applicable Law.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

11.6 Termination for Patent Challenge. Merus shall have the right to terminate this License Agreement in its entirety if Company or its Affiliates or Sublicensees, directly or indirectly, individually or in association with any other Person, commences a legal action challenging the validity, enforceability or scope of any Licensed Patents in the Territory or Patent Rights controlled by Merus in the same patent family as any Licensed Patent anywhere in the world, unless Company or its applicable Affiliate or Sublicensee withdraws, cancels or otherwise terminates such patent challenge within thirty (30) days following written notice by Merus; provided that Merus shall not have the right to terminate this Licensed Agreement if such patent challenge is instituted by a Sublicensee of Company and Company terminates the applicable sublicense agreement within such thirty (30)-day period.

11.7 Termination for Breach.

11.7.1 Termination for Material Breach. If a Party breaches any of its material obligations under this License Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this License Agreement [*] Party not in default shall be entitled to terminate this License Agreement immediately by written notice to the other Party.

11.7.2 Disputed Breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a written notice given under Section 11.7.1, and such alleged breaching Party provides the other Party written notice of such dispute within forty-five (45) days after receipt of such written notice, then the other Party shall not have the right to terminate this License Agreement under Section 11.7.1 unless and until the arbitrators, in accordance with ARTICLE 12, have determined that the alleged breaching Party has materially breached this Agreement and, if the breach is then curable, such Party fails to cure such breach within the applicable Cure Period set forth above following such decision.

11.8 Effects of Termination or Expiration.

11.8.1 Surviving Terms. Notwithstanding the expiration or termination of this License Agreement, the following provisions shall survive: Article 1, Article 8 (other than Section 8.5 and 8.6), Article 12, Article 10 and Article 13; and Sections 2.2, 5.12.1, 6.5, 6.6, 6.7, 7.1, 9.5, 11.8 and 11.9.

11.8.2 Accrued Rights and Obligations. Expiration or termination of this License Agreement shall not relieve the Parties of any liability accrued hereunder prior to the effective date of such termination. In addition, termination of this License Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this License Agreement nor prejudice either Party’s right to obtain performance of any obligation.

11.8.3 Consequences of Termination. Upon termination of this License Agreement, the following terms and conditions shall apply:

(a) All licenses granted to Company under Section 2.1 shall terminate;

(b) Upon written request of Merus, effective as of the effective date of termination, Company shall grant, and hereby does grant to Merus an exclusive, perpetual license, with the right to sublicense through multiple tiers, under Company IP to Exploit the Licensed Compound and Licensed Products in the Field in the Territory, which license shall be royalty-free if the termination is by Merus under Section 11.3, 11.4, 11.5, 11.6 or 11.7 or by Company under Section 11.2 or 11.5, and shall be subject to a reasonable royalty if the termination is by Company pursuant to Section 11.7, which royalty

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

shall be agreed by the Parties in good faith taking into account the nature and consequences of Merus’ material breach, subject to Article 12;

(c) Upon the written request of Merus, Company shall transition to Merus Company’s relevant rights and obligations with respect to the Licensed Products as reasonably necessary for Merus to Exploit the Licensed Compound and Licensed Product(s) in the Field in the Territory, as follows:

(i) To the extent not prohibited by Applicable Law, Company shall, at Merus’s option, transfer to Merus the control of any ongoing Clinical Trials being conducted by Company with respect to Licensed Product(s) that Merus designates in writing for continuation, and shall continue to conduct such Clinical Trials for up to six (6) months following the notice of termination to enable such transfer to be completed without interruption. In addition, with respect to each such Clinical Trial for which such transfer is expressly prohibited by the applicable Regulatory Authority or for which Merus does not wish to continue, if any, Company shall either (A) wind down such Clinical Trial if permitted by the applicable Regulatory Authorities and Applicable Law or (B) continue to conduct such Clinical Trial to the point at which it may be so transferred, wound down, or to completion. The foregoing transfer and continued conduct of such Clinical Trial(s) shall be (A) at Merus’s cost and expense if the termination is by Company under Section 11.5 or 11.7, or (B) at Company’s cost and expense if the termination is by Merus under Section 11.3, 11.4, 11.5, 11.6 or 11.7 or by Company under Section 11.2;

(ii) Company shall, upon written request by Merus, assign and transfer to Merus (A) at Merus’s cost and expense if the termination is by Company under Section 11.5 or 11.7, or (B) at Company’s cost and expense if the termination is by Merus under Section 11.3, 11.4, 11.5, 11.6 or 11.7 or by Company under Section 11.2, all rights, interest, and title in and to all Regulatory Documentations and Regulatory Approvals Controlled by Company or its Affiliates or Sublicensees prior to the date of such termination that are related to the Licensed Product(s) in the Territory, and Company shall notify the applicable Regulatory Authorities and take any other action reasonably necessary to effect such transfer. In addition, Company shall transfer to Merus the global safety database;

(iii) Company shall, upon written request of Merus, provide to Merus or, at Company’s option, destroy, (i) at Merus’s cost and expense if the termination is by Company under Section 11.5 or 11.7, or (ii) at Company’s cost and expense if the termination is by Merus under Section 11.3, 11.4, 11.5, 11.6 or 11.7 or by Company under Section 11.2, all relevant records and materials in its possession or control containing or comprising the Licensed Know-How, or such other Confidential Information of Merus, to the extent specifically related to such Licensed Product(s), and other documented technical information, Know-How, and materials Controlled by Company that were generated under this Agreement by Company with respect to the Licensed Product; provided, however, that Company (and Company’s and its Affiliates’ Representatives who are subject to legal or regulatory information retention requirements) shall have the right to retain copies of such Licensed Know-How and such other Confidential Information of Merus as required by Applicable Law or which have been created pursuant to automatic archiving and back-up procedures;

(iv) Company shall promptly transfer and assign to Merus all of Company’s and its Affiliates’ right, title, and interest in and to the Licensed Product Trademark and any other Trademarks that are specific to the Licensed Product(s) (but not any Company-owned house marks or any trademarks that cover products or services other than Licensed Product(s)) owned by Company and used for the Licensed Products in connection with the Commercialization of Licensed Product(s) in the Field in the Territory as of or prior to the effective date of termination;

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

(v) Merus may, within thirty (30) days following the effective date of such termination, elect to obtain Company’s then-existing inventory of Licensed Product(s) and shall pay Company [*] of Company’s manufacturing costs for such inventory of Licensed Product(s);

(vi) Company shall assign to Merus all of Company’s and its Affiliate’s right, title and interest in and to any agreement with Third Parties for the manufacture of Licensed Product(s) and the Development, manufacture and Commercialization of the Diagnostic Products, and shall reasonably cooperate with Merus to transfer manufacturing documents, materials, process and related Know-How that are used in the manufacture of Licensed Product(s) as of or prior to the effective date of termination; and

(vii) Company shall (i) at Merus’s cost and expense if the termination is by Company under Section 11.5 or 11.7, or (ii) at Company’s cost and expense if the termination is by Merus under Section 11.3, 11.4, 11.5, 11.6 or 11.7 or by Company under Section 11.2, take any other actions with respect to transition matters mutually agreed by the Parties that are intended to ensure orderly transition and uninterrupted Development, manufacture and Commercialization of the Licensed Product(s) by Company in the Territory.

11.9 Other Remedies. Termination of this License Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect or limit, any rights or remedies that otherwise may be available at law or in equity.

Article 12

DISPUTE RESOLUTION

12.1 Disputes. Except as otherwise provided under Section 3.2.6, if the Parties, in consultation with each Party’s Alliance Managers, are unable to resolve any dispute arising out of or in connection with this License Agreement, either Party may, by written notice to the other, have such dispute referred to the Executive Officers of each of Merus and Company, or their respective equivalents or designees, for attempted resolution by good faith negotiations within [*] after such notice is received. In such event, the Parties shall cause their Executive Officers or their designees to meet and be available to attempt to resolve such issue. If the Parties are unable to resolve any dispute under this Section 12.1, or if the JSC is unable to resolve any dispute pursuant to Section 3.2.6, such remaining dispute shall be resolved pursuant to Section 12.2.

12.2 Arbitration.

12.2.1 If the Parties fail to resolve the dispute through escalation to the Executive Officers under Section 12.1, and a Party desires to pursue resolution of the dispute, then, subject to Section 3.2.6, the dispute may be submitted by either Party for resolution by binding arbitration administered by the ICC pursuant to its arbitration rules and procedures then in effect.

12.2.2 The arbitration shall be conducted by a panel of three arbitrators experienced in the pharmaceutical business: within [*] after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator (who shall be the chairperson of the arbitration panel) within [*] of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by ICC. If, however, the aggregate award sought by the Parties is less than [*] and equitable relief is not sought, the arbitration shall be conducted by a single arbitrator agreed by the Parties (or appointed by ICC if the Parties cannot agree).

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

12.2.3 The seat and location of the arbitration shall be New York City, New York, U.S. and the language of the proceedings shall be English. The arbitral tribunal shall determine the dispute by applying the provisions of this License Agreement and the governing law set forth in Section 13.8. The Parties agree that any award or decision made by the arbitral tribunal shall be final and binding upon them except in the case of manifest error or fraud and may be enforced in the same manner as a judgment or order of a court of competent jurisdiction.

12.2.4 By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order to avoid irreparable harm, maintain the status quo, preserve the subject matter of the dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal shall have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.

12.2.5 Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the administrator and the arbitrator; provided, however, the arbitrator shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, travel expenses, etc.), and/or the fees and costs of the administrator and the arbitrators.

12.3 Excluded Disputes. Any dispute, controversy, or claim between the Parties relating to (a) the scope, validity, enforceability, or infringement of any Patent Rights covering the manufacture, use, or sale of any Licensed Product or of any Trademark relating to any Licensed Product or (b) any antitrust, anti-monopoly or competition law or regulation; which in the case of (a) shall be determined in accordance with the Applicable Law of the country or other jurisdiction in which the particular Patent Right or Trademark has been filed or granted, as the case may be; and in the case of (b) be determined in accordance with the Applicable Law of the country or other jurisdiction in which the alleged anti-competitive conduct or infraction is alleged to have occurred.

12.4 Injunctive Relief. Except as otherwise specifically set forth in any provision of this License Agreement, no provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

Article 13

MISCELLANEOUS

13.1 Relationship of the Parties. Nothing in this License Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. Additionally, the Parties expressly agree that this License Agreement is not intended to be treated as a partnership for any taxation purposes and neither Party shall treat or report this License Agreement as creating a partnership for any Tax purposes and the Parties shall reflect such agreement in all relevant Tax filings unless otherwise required by Applicable Law.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

13.2 Assignment.

13.2.1 Assignment Generally. Neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this License Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party (not to be unreasonably withheld or delayed). [*] all of the business of such Party to which this License Agreement relates.

13.2.2 Continuing Obligations. With respect to an assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. All validly assigned rights and obligations of the Parties hereunder shall be binding on, and inure to the benefit of, and be enforceable by and against, the successors and permitted assigns of the respective Party, as the case may be.

13.2.3 Monetization, Notwithstanding the foregoing, Merus may, without consent of Company, sell or otherwise assign to any Third Party Merus’s right to receive any payment (or portion thereof) from Company under this License Agreement, and/or grant a security interest on such rights. If Merus sells or assigns to any Third Party a right to receive all or any portion of the payments from Company under this License Agreement, then such Third Party shall also have the right to receive the information received by Merus pursuant to this License Agreement and to conduct audits in accordance with Section 6.6, and Company shall cooperate to facilitate the provision of any such information and the payment of any such amounts directly to such Third Party.

13.2.4 Void Assignments. Any assignment not in accordance with this Section 13.2 shall be void and of no effect.

13.3 Performance and Exercise by Affiliates. Company shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by Company; provided, however, that Company shall be responsible for ensuring the performance of its obligations under this License Agreement and that any failure of any Affiliate performing obligations of Company hereunder shall be deemed to be a failure by Company to perform such obligations. For clarity, the foregoing means that Company may designate an Affiliate to perform its obligations hereunder or to be the recipient of Merus’s performance obligations hereunder.

13.4 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this License Agreement.

13.5 Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this License Agreement and applicable to it in accordance with the IFRS principles.

13.6 Force Majeure. Except with respect to payment of money, neither Party shall be liable to the other Party for failure or delay in the performance of any of its obligations under this License Agreement for the time and to the extent such failure or delay is caused by acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, governmental acts or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

thereby and to resume performance of its obligations hereunder as soon as practicable. If the performance of any such obligation under this License Agreement is delayed owing to such a force majeure for any continuous period of more than [*], the Parties shall consult with respect to an equitable solution, including the possibility of the mutual termination of this License Agreement.

13.7 Entire Agreement; Amendments. This License Agreement with its Exhibits constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof (and thereof) and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matters, including the Prior CDA. No waiver, modification or amendment of any provision of this License Agreement shall be valid or effective unless made in a writing referencing this License Agreement and signed by a duly authorized officer of each Party.

13.8 Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG) and without regard to any conflict of law rule that would result in the application of the laws of any jurisdiction other than the State of New York.

13.9 Notices and Deliveries. Any notice required or permitted to be given under this License Agreement shall be in writing, shall make specific reference to this License Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 13.9, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable overnight delivery service, (b) on the day of sending by facsimile or email (with documented confirmation of receipt), if followed by mailing by first class certified or registered mail, postage prepaid, return receipt requested or sent by a reputable overnight delivery service, or (c) five (5) days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. This Section 13.9 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this License Agreement.

If to Merus, addressed to: Merus N.V.

17 Uppsalalaan, 3584 CT Utrecht
The Netherlands
Attention: [*]
Email: [*]

With copy to:

[*]

With a copy to: Cooley LLP

3175 Hanover St.
Palo Alto, CA 94304
Attention: [*]
Email: [*]

If to Company, addressed to: Partner Therapeutics, Inc.

19 Muzzey St
Lexington, MA 02421
Attention: [*]
Email: [*]

With a copy to: Orrick, Herrington & Sutcliffe LLP

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

222 Berkeley St #2000
Boston, MA 02116
Attention: [*]
Email: [*]

13.10 Language; Translation. This License Agreement shall be written and executed in, and all other communications under or in connection with this License Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

13.11 Waiver. Neither Party may waive or release any of its rights or interests in this License Agreement except in writing. A waiver by either Party of any of the terms and conditions of this License Agreement in any instance shall not be deemed or construed to be a continuing waiver or a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this License Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

13.12 Severability. If any provision of this License Agreement is held to be prohibited by or invalid under Applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this License Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid and enforceable one which in its economic effect is most consistent with the invalid or unenforceable provision.

13.13 Headings; Construction; Interpretation. The captions and headings to this License Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this License Agreement. The Parties each acknowledge that they have had the advice of counsel with respect to this License Agreement, that this License Agreement has been jointly drafted, and that no rule of strict construction will be applied in the interpretation hereof. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this License Agreement and references to this License Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this License Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this License Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this License Agreement in its entirety and not to any particular provision hereof; (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or”; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any Applicable Law, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement Applicable Law thereto; (j) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein) and (k) neither Party or its Affiliates shall be deemed to be acting “on behalf of” or “under authority of” the other Party under this License Agreement.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

13.14 Counterparts. This License Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this License Agreement, including the signature pages with signatures (in form of handwritten, non-certified electronic or certified electronic signatures), will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties hereto have caused this License Agreement to be executed and delivered in duplicate by their duly authorized representatives with legal and binding effect as of the Effective Date.

MERUS N.V.	PARTNER THERAPEUTICS, INC.
Signature: Printed Name: Title:	Signature: Printed Name: Title:

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Schedule 1.5
[*]

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Schedule 1.27
Existing Third Party Agreements

[*]

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Schedule 1.42
[*]

Schedule 1.45
Licensed Patents

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
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[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

Schedule 8.6.1
Press Release

Merus and Partner Therapeutics Announce License Agreement for the U.S. Commercialization of Zenocutuzumab in NRG1 Fusion-Positive Cancer

UTRECHT, The Netherlands and CAMBRIDGE, Mass., November XX, 2024– Merus N.V. (Nasdaq: MRUS) (Merus, the Company, we, or our), a clinical-stage oncology company developing innovative, full-length multispecific antibodies (Biclonics® and Triclonics®) and Partner Therapeutics, Inc. (PTx), a private, fully-integrated biotechnology company with a focus in hematology and oncology, today announced they have entered into an agreement in which Merus has exclusively licensed to PTx the right to commercialize zenocutuzumab (Zeno) for the treatment of NRG1 fusion-positive (NRG1+) cancer in the United States (U.S.).

“We are thrilled to work with the seasoned team at PTx to advance our mission to bring Zeno to patients with NRG1+ cancer,” said Shannon Campbell, Chief Commercial Officer of Merus. “We believe PTx is an ideal partner to support Zeno given their oncology commercialization expertise and executive team’s deep understanding and experience with NRG1+ cancer.”

“Zeno has the potential to be the first and only targeted therapy for patients with NRG1+ non-small cell lung and pancreatic cancer, and may offer a substantial improvement over currently available therapies,” said Sarah Kurz, President and Chief Operating Officer of PTx. “ We are grateful to Merus for their development of Zeno, which has the potential to fill an unmet medical need for these patients.”

Under the terms of the agreement, following a specified transition period, PTx will assume full rights to

U.S. commercialization of Zeno for the treatment of NRG1+ cancer. In exchange for the rights granted under the license agreement, Merus will receive an upfront payment and is eligible to receive milestones and high single digit to low double-digit royalty payments based on the annual net sales of Zeno in NRG1+ cancer in the U.S. for any potential future sales.

A Biologics License Application for Zeno is currently under review by the U.S. Food and Drug Administration for the treatment of patients with previously treated NRG1+ non-small cell lung cancer and pancreatic cancer.

About Zeno

Zeno is a Biclonics® that utilizes the Merus Dock & Block® mechanism to inhibit the neuregulin/HER3 tumor-signaling pathway in solid tumors with NRG1 fusions (NRG1+ cancer). Through its unique mechanism of binding to HER2 and potently blocking the interaction of HER3 with its ligand NRG1 or NRG1-fusion proteins, Zeno has the potential to be particularly effective against NRG1+ cancer. In preclinical studies, Zeno potently inhibits HER2/HER3 heterodimer formation thereby inhibiting oncogenic signaling pathways, leading to inhibition of tumor cell proliferation and blocking tumor cell survival. In clinical studies, Zeno has demonstrated anti-tumor activity in multiple types of NRG1+ cancer, including NRG1+ NSCLC and NRG1+ PDAC.

About NRG1 Fusions

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

The NRG1 gene encodes neuregulin (also known as heregulin), the ligand for HER3. Fusions between NRG1 and partner genes are rare, tumorigenic genomic events occurring in patients with certain cancer types including NSCLC and PDAC.

About Partner Therapeutics

Partner Therapeutics, Inc. (PTx), an integrated biotechnology company, focuses on development and commercialization of therapeutics to improve health outcomes in cancer and other serious diseases. The company believes in delivering products and supporting medical teams with the purpose of achieving superior outcomes for patients and their families. Visit www.partnertx.com.

About Merus N.V.

Merus is a clinical-stage oncology company developing innovative full-length human bispecific and trispecific antibody therapeutics, referred to as Multiclonics®. Multiclonics® are manufactured using industry standard processes and have been observed in preclinical and clinical studies to have several of the same features of conventional human monoclonal antibodies, such as long half-life and low immunogenicity. For additional information, please visit Merus’ website and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation, benefits of a license between PTx and Merus; whether and when Merus will receive any future payment under the license agreement, including milestones or royalties, and the amounts of such payments; our belief that PTx is an ideal partner to support Zeno; Zeno’s potential to be the first and only targeted therapy for patients with NRG1+ lung and pancreatic cancer, and potential to offer a substantial improvement over currently available therapies and to fill an unmet medical need for patients with NRG1+ cancer. These forward-looking statements are based on management’s current expectations.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our need for additional funding, which may not be available and which may require us to restrict our operations or require us to relinquish rights to our technologies or antibody candidates; potential delays in regulatory approval, which would impact our ability to commercialize our product candidates and affect our ability to generate revenue; the lengthy and expensive process of clinical drug development, which has an uncertain outcome; the unpredictable nature of our early stage development efforts for marketable drugs; potential delays in enrollment of patients, which could affect the receipt of necessary regulatory approvals; our reliance on third parties to conduct our clinical trials and the potential for those third parties to not perform satisfactorily; impacts of the volatility in the global economy, including global instability, including the ongoing conflicts in Europe and the Middle East; we may not identify suitable Biclonics® or bispecific antibody candidates under our collaborations or our collaborators may fail to perform adequately under our collaborations; our reliance on third parties to manufacture our product candidates, which may delay, prevent or impair our development and commercialization efforts; protection of our proprietary technology; our patents may be found invalid, unenforceable, circumvented by competitors and our patent applications may be found not to comply with the rules and regulations of patentability; we may fail to prevail in potential lawsuits for infringement of third-party intellectual property; and our registered or unregistered trademarks or

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

trade names may be challenged, infringed, circumvented or declared generic or determined to be infringing

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.

on other marks.

These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended September 30, 2024, filed with the Securities and Exchange Commission, or SEC, on October 31, 2024, and our other reports filed with the SEC, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change, except as required under applicable law. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Multiclonics®, Biclonics® and Triclonics® are registered trademarks of Merus N.V.

Investor and Media Inquiries:

Partner Therapeutics Media Relations 781-786-2405

media.relations@partnertx.com

Sherri Spear Merus N.V.

SVP Investor Relations and Strategic Communications 617-821-3246

s.spear@merus.nl

Kathleen Farren Merus N.V.

Associate Director Investor Relations and Corporate Communications 617-230-4165

k.farren@merus.nl

[*] Certain information in this document has been omitted as the information is not material and would be competitively harmful if publicly disclosed.